Exhibit 10.1

$41,000,000

FACILITY AGREEMENT

Dated 5 January 2016

for

TRIANGLE SHIPPING CORPORATION

and

ESMERALDA SHIPPING CORPORATION

as joint and several Borrowers

guaranteed by

NAVIOS MARITIME HOLDINGS INC.

as Corporate Guarantor

arranged by

DVB BANK SE

as Arranger

with

DVB BANK SE

acting as Facility Agent

and

DVB BANK SE

acting as Security Agent

relating to the financing of the acquisition cost

of a capesize bulk carrier and a kamsarmax bulk carrier

Index

Clause		Page

	Section 1 Interpretation	2
1	Definitions and Interpretation	2
	Section 2 The Facility	25
2	The Facility	25
3	Purpose	25
4	Conditions of Drawdown	25
	Section 3 Drawdown	27
5	Drawdown	27
	Section 4 Repayment, Prepayment and Cancellation	29
6	Repayment	29
7	Prepayment and Cancellation	30
	Section 5 Costs of Drawdown	32
8	Interest	32
9	Interest Periods	33
10	Changes to the Calculation of Interest	34
11	Fees	35
	Section 6 Additional Payment Obligations	37
12	Tax Gross Up and Indemnities	37
13	Increased Costs	41
14	Other Indemnities	42
15	Mitigation by the Finance Parties	44
16	Costs and Expenses	45
	Section 7 Guarantee and several liability of the Borrowers	46
17	Guarantee and Indemnity	46
18	Joint and Several Liability of the Borrowers	48
	Section 8 Representations, Undertakings and Events of Default	51
19	Representations	51
20	Information Undertakings	57
21	Financial Covenants	61
22	General Undertakings	61
23	Insurance Undertakings	67
24	Shipbuilding Contract and Acceptable Charter Undertakings	72
25	Post-Delivery Vessel Undertakings	73
26	Security Cover	78
27	Application of Earnings	80
28	Events of Default	80
	Section 9 Changes to Parties	85
29	Changes to the Lenders	85
30	Changes to the Transaction Obligors	89
	Section 10 The Finance Parties	90
31	The Facility Agent and the Arranger	90
32	The Security Agent	99
33	Conduct of Business by the Finance Parties	113
34	Sharing among the Finance Parties	113
	Section 11 Administration	115
35	Payment Mechanics	115
36	Set-Off	118
37	Notices	118
38	Calculations and Certificates	120
39	Partial Invalidity	120
40	Remedies and Waivers	120

41	Settlement or Discharge Conditional	121
42	Irrevocable Payment	121
43	Amendments and Waivers	121
44	Confidentiality	122
45	Counterparts	126
	Section 12 Governing Law and Enforcement	127
46	Governing Law	127
47	Enforcement	127
Schedule 1 The Parties		129
Schedule 2 Vessel Information		132
Schedule 3 Conditions Precedent and Subsequent		135
Schedule 4 Requests		141
Schedule 5 Form of Transfer Certificate		143
Schedule 6 Form of Assignment Agreement		145
Schedule 7 Form of Compliance Certificate		147
Schedule 8 Timetables		148
Schedule 9 Classification Society Undertaking		149
Schedule 10 Form of Loan Administration Form		151
Schedule 11 Indenture Excerpt		153
Schedule 12 Indenture Definitions		154
Execution Pages		155

THIS AGREEMENT is made on 5 January 2016

PARTIES

(1)	TRIANGLE SHIPPING CORPORATION, a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 as a borrower (“Borrower A”)

(2)	ESMERALDA SHIPPING CORPORATION, a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 as a borrower (“Borrower B” and together with Borrower A, the “Borrowers”)

(3)	NAVIOS MARITIME HOLDINGS INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 as corporate guarantor (the “Corporate Guarantor”)

(4)	DVB BANK SE as arranger (the “Arranger”)

(5)	THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Parties) as lenders (the “Original Lenders”)

(6)	DVB BANK SE as agent of the other Finance Parties (the “Facility Agent”)

(7)	DVB BANK SE as security agent for the Creditor Parties (the “Security Agent”)

(8)	DVB BANK SE acting through its office at Platz der Republik 6, D-60325, Frankfurt am Main, Germany as account bank (the “Account Bank”)

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrowers a term loan facility of up to $41,000,000, in two advances, for the purposes of:

(i)	in the case of the first advance, financing part of the acquisition cost of Vessel A (as defined below) by Borrower A by way of a loan in a principal amount of up to the lesser of:

(AA)	US$25,000,000; and

(BB)	60 per cent. of the Initial Market Value of Vessel A (as such terms are defined below); and

(ii)	in the case of the second advance, financing part of the acquisition cost of Vessel B (as defined below) by Borrower B by way of a loan in a principal amount of up to the lesser of:

(AA)	US$16,000,000; and

(BB)	60 per cent. of the Initial Market Value of Vessel B (as such terms are defined below).

OPERATIVE PROVISIONS

SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Charter” means in relation to each Vessel, each of the charter commitments of that Vessel set out in Schedule 2 (Vessel Information) or, for the purposes of Clause 28.17 (Charter termination) only, such other Charter acceptable in all respects to the Lenders.

“Acceptable Charterer” means in relation to each Vessel, the acceptable charterer for that Vessel set out in Schedule 2 (Vessel Information).

“Account Bank” means DVB Bank SE acting through its office at Platz der Republik 6, 60325, Frankfurt am Main, Germany.

“Advance” means a borrowing of the Facility under this Agreement.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Anemos” means Anemos Maritime Holdings Inc., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and the sole shareholder of the entire issued share capital of each Borrower.

“Approved Broker” means any firm or firms of insurance brokers approved in writing by the Facility Agent, acting with the authorisation of the Lenders.

“Approved Classification” means, in relation to a Vessel, as at the date of this Agreement, the approved classification for that Vessel set out in Schedule 2 (Vessel Information) with the Approved Classification Society or the equivalent classification with another Approved Classification Society.

“Approved Classification Society” means, in relation to a Vessel, as at the date of this Agreement, the approved classification society for that Vessel set out in Schedule 2 (Vessel Information) or any other classification society which is a member of the International Association of Classification Societies approved in writing by the Facility Agent acting with the authorisation of the Lenders.

“Approved Flag” means, in relation to a Vessel, the Malta, Panama, Marshall Islands, Liberia flag or such other flag approved in writing by the Facility Agent acting with the with authorisation of the Lenders.

“Approved Flag State” means, in relation to a Vessel, the jurisdiction relative to the Approved Flag of that Vessel.

“Approved Manager” means, in relation to a Vessel, as at the date of this Agreement, Kleimar and/or Navios Shipmanagement Inc., a corporation organised and existing under the laws of the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and/or any Affiliate of the Corporate Guarantor, or any other person approved in writing by the Facility Agent, acting with the authorisation of the Majority Lenders, as the technical and commercial manager of that Vessel.

“Approved Valuer” means Maritime Strategies International Ltd., Clarksons, Fearnleys Shipping AS, Arrow Research Ltd., Maersk Brokers K.S. or VesselsValue Ltd. (or any Affiliate of such person through which valuations are commonly issued) and any other firm or firms of independent sale and purchase shipbrokers approved in writing by the Facility Agent, acting with the authorisation of the Lenders.

“Assignable Charter” means, in relation to a Vessel, any Charter relating to that Vessel the duration of which exceeds or is capable of exceeding, by virtue of any optional extensions, 13 months.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, legalisation or registration.

“Availability Period” means, in relation to a Tranche, the period from and including the date of this Agreement to and including the date falling on the earlier of:

(a)	30 March 2016;

(b)	the Delivery Date of the Vessel financed by that Tranche; and

(c)	the date on which the Commitment, or any part thereof, is fully borrowed, cancelled or terminated in accordance with the terms of this Agreement.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in the outstanding Loan; and

(b)	in relation to any proposed Drawdown, the amount of its participation in any Advance that is due to be made on or before the proposed Drawdown Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Balloon Payment” has the meaning given to it in Clause 6.1 (Repayment of Loan).

“Borrower’s Guarantee” means, in relation to a Borrower, a guarantee of the obligations of Kleimar in its capacity as borrower under the Collateral Loan Agreement executed or to be executed by that Borrower in favour of the Collateral Finance Parties (or any of them) in agreed form.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in relation to the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Builder” means the person specified as such in Schedule 2 (Vessel Information).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London (in relation to a determination of an interest rate only), New York (in relation to payments to be effected in dollars only), Athens, Amsterdam and Frankfurt am Main.

“Charter” means, in relation to a Vessel or Collateral Vessel, any charter relating to that Vessel or Collateral Vessel, or other contract for its employment, whether or not already in existence.

“Charter Guarantee” means any guarantee, bond, letter of credit or other instrument (whether or not already issued) supporting a Charter.

“Closing Date” means the date on which this Agreement is executed by all the Parties.

“Code” means the United States Internal Revenue Code of 1986.

“Collateral Account Security” means the document creating second priority security in respect of the Collateral Earnings Account in agreed form.

“Collateral Agent” means DVB Bank SE, acting through its office at Platz der Republik 6, D-60325, Frankfurt am Main, Germany as agent under the Collateral Agreement, or any successor and assign.

“Collateral Charterparty Assignment” means, in relation to an Extended Employment Contract (as defined in the Collateral Loan Agreement) in respect of a Collateral Vessel, a second priority assignment of the rights of Kleimar under that Extended Employment Contract in agreed form.

“Collateral Deed of Covenant” means, in relation to a Collateral Vessel, the second priority deed of covenant collateral to the Collateral Mortgage on that Collateral Vessel and creating Security over that Collateral Vessel in agreed form.

“Collateral Earnings Account” means:

(a)	an account in the name of Kleimar with HSH Nordbank AG with account number 1200023938 designated “Kleimar N.V. – Earnings Account”; and

(b)	any other account which is designated by the Facility Agent as the Collateral Earnings Account for the purposes of this Agreement and is designated by the Collateral Agent as the “Earnings Account” (as defined in the Collateral Loan Agreement) under the Collateral Loan Agreement).

“Collateral Finance Documents” means, together, the Collateral Guarantee, the Collateral Account Security, the Collateral Deeds of Covenant, the Collateral General Assignments, the Collateral Mortgages and the Collateral Charterparty Assignments.

“Collateral Finance Party” has the meaning given to the term “Banks” in clause 1.2 of the Collateral Loan Agreement.

“Collateral Guarantee” means the guarantee by Kleimar of the obligations of the Borrowers under this Agreement and the other Finance Documents to which each Borrower is a party in agreed form.

“Collateral General Assignment” means, in relation to a Collateral Vessel, the second priority general assignment creating Security in respect of that Collateral Vessel’s earnings, its insurances and any requisition compensation in respect of that Collateral Vessel in agreed form.

“Collateral Loan” means the aggregate principal amount outstanding for the time being under the Collateral Loan Agreement.

“Collateral Loan Agreement” means the loan agreement dated 19 September 2013 (as amended and supplemented from time to time) made between (i) Kleimar as borrower, (ii) DVB Bank SE as lender, (iii) the Collateral Agent and (iv) DVB Bank SE as arranger, agent and security trustee in relation to a term loan facility of (originally) up to $40,000,000 of which $32,000,000 is outstanding on the date of this Agreement.

“Collateral Mortgage” means, in relation to a Collateral Vessel, the second priority Maltese statutory ship mortgage on that Collateral Vessel in agreed form.

“Collateral Vessel” means each of the Vessels specified as such in Part C of Schedule 2 (Vessel Information).

“Collateral Supplemental Agreement” means a fourth supplemental agreement amending and supplementing the Collateral Loan Agreement to be executed on or prior to the date of this Agreement in agreed form.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part B of Schedule 1 (The Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate in the form set out in Schedule 7 (Form of Compliance Certificate) or in any other form agreed between the Corporate Guarantor, the Borrowers and the Facility Agent.

“Confidential Information” means all information relating to any Transaction Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 44 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Facility Agent.

“Contractor” means the contractor specified in Schedule 2 (Vessel Information).

“Corresponding Debt” means any amount, other than any Parallel Debt, which an Obligor owes to a Creditor Party under or in connection with the Finance Documents.

“Creditor Party” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Current Assets” means at any time the amount shown in the Latest Accounts as “Current Assets.

“Current Liabilities” means the amount shown in the Latest Accounts as current or short term liabilities provided that it shall include the short term portion of long term debt but shall exclude any balloon payments and debt related prepayments accounted as short term debt.

“Default” means an Event of Default or a Potential Event of Default.

“Delegate” means any delegate, agent, attorney, co-trustee or other person appointed by the Security Agent.

“Delivery Date” means, in relation to a Vessel, the date on which that Vessel is delivered by the Contractor to the relevant Borrower pursuant to the relevant Shipbuilding Contract.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.

“Document of Compliance” has the meaning given to it in the ISM Code.

“dollars” and “$” mean the lawful currency, for the time being, of the United States of America.

“Drawdown” means a Drawdown of the Facility or part thereof.

“Drawdown Date” means the date of a Drawdown, being the date on which an Advance is to be made.

“Drawdown Request” means a notice substantially in the form set out in Part A of Schedule 4 (Requests).

“Earnings” means, in relation to a Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Security Agent and which arise out of the use or operation of that Vessel, including (but not limited to):

(a)	the following, save to the extent that any of them is, with the prior written consent of the Facility Agent, pooled or shared with any other person:

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to a Borrower or the Security Agent in the event of requisition of that Vessel for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Vessel;

(vi)	all moneys which are at any time payable under any Insurances in relation to loss of hire;

(vii)	all monies which are at any time payable to a Borrower in relation to general average contribution; and

(b)	if and whenever that Vessel is employed on terms whereby any moneys falling within sub-paragraphs (i) to (vi) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Vessel.

“Earnings Account” means, in relation to a Borrower:

(a)	an account in the name of that Borrower with the Account Bank designated “Borrower’s name - Earnings Account”; or

(b)	any other account (with that or another office of the Account Bank or with a bank or financial institution other than the Account Bank) which is designated by the Facility Agent as the Earnings Account of that Borrower for the purposes of this Agreement.

“Environmental Approval” means any present or future permit, ruling, variance or other Authorisation required under Environmental Laws.

“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release, emission, spill or discharge into any Vessel or Collateral Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from any Vessel or Collateral Vessel; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between any Vessel or Collateral Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which any Vessel or Collateral Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or any Vessel or Collateral Vessel and/or any Transaction Obligor and/or any operator or manager of a Vessel or Collateral Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel or Collateral Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of a Vessel or Collateral Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Event of Default” means any event or circumstance specified as such in Clause 28 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between each Borrower and the Corporate Guarantor (or the Facility Agent and the Security Agent, each Borrower and the Corporate Guarantor) setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	the Drawdown Request;

(d)	any Security Document;

(e)	the Collateral Supplemental Agreement;

(f)	any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or

(g)	any other document designated as such by the Facility Agent and the Borrowers.

“Finance Party” means the Facility Agent, the Security Agent, the Arranger, the Account Bank or a Lender.

“Financial Indebtedness” means any indebtedness for or in relation to:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (f) above.

“First Account Security” means a document creating Security over either Earnings Account in agreed form.

“First Charterparty Assignment” means, in relation to each Acceptable Charter or an Assignable Charter, a specific first priority assignment of the rights of the relevant Borrower and the Navios Charterer under each such Charter and the relevant Charter Guarantee in agreed form.

“First Deed of Covenant” means, in relation to a Vessel, if required by the laws of the Approved Flag State, the deed of covenant collateral to the First Mortgage over that Vessel and creating Security over that Vessel in agreed form.

“First General Assignment” means, in relation to a Vessel, the first priority general assignment creating Security over that Vessel’s Earnings, its Insurances and any Requisition Compensation in relation to that Vessel in agreed form.

“First Indenture” means the indenture dated as of 28 January 2011 made between (inter alios) the Corporate Guarantor and Navios Maritime Finance II (US) Inc. as issuers for the issue of 8 1/8% Senior Notes due 2019 (as amended and supplemented from time to time).

“First Manager’s Undertaking” means, in relation to a Vessel, the letter of undertaking from the Approved Manager subordinating the rights of the Approved Manager against that Vessel and the relevant Borrower to the rights of the Finance Parties and assigning the rights and interests of the Approved Manager in the Insurances to the Finance Parties in agreed form.

“First Mortgage” means, in relation to a Vessel, the first preferred Panamanian ship mortgage on the Vessel in agreed form.

“First Shares Security” means, in relation to a Borrower, a document creating Security over the share capital in that Borrower in agreed form.

“GAAP” means generally accepted accounting principles in the United States.

“Group” means the Corporate Guarantor and its Subsidiaries for the time being (excluding any Subsidiaries whose shares are listed on any public stock exchange and whose financial statements are not consolidated into the financial statements of the Corporate Guarantor) and “member of the Group” shall be construed accordingly.

“Guarantee” means the guarantee of the Corporate Guarantor contained in this Agreement.

“Holding Company” means, in relation to a person, any other person in relation to which it is a Subsidiary.

“Indemnified Person” has the meaning given to it in Clause 14.2 (Other indemnities).

“Indenture Definitions” means the definitions of the Secured Indenture set out in Schedule 12.

“Indenture Excerpt” means the excerpt from the Secured Indenture set out in Schedule 11.

“Indentures” means, together, the First Indenture and the Secured Indenture.

“Initial Market Value” means the Market Value of a Vessel determined in accordance with the valuations provided pursuant to paragraph 5.4 of Schedule 3, Part B.

“Insurances” means, in relation to a Vessel:

(a)	all policies and contracts of insurance, including entries of that Vessel in any protection and indemnity or war risks association, effected in relation to that Vessel, the Earnings or otherwise in relation to that Vessel whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.

“Interest Period” means, in relation to an Advance, the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

“Interim Instalment” has the meaning given to it in Clause 6.1 (Repayment of Loan).

“Interpolated Screen Rate” means, in relation to LIBOR for an Advance, the Loan, any part of the Loan or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Advance, the Loan, that part of the Loan or that Unpaid Sum; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Advance, the Loan, that part of the Loan or that Unpaid Sum,

each as of the Specified Time on the Quotation Day for the currency of that Advance, the Loan, that part of the Loan or that Unpaid Sum.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“ISSC” means an International Ship Security Certificate issued under the ISPS Code.

“Kleimar” means Kleimar N.V., a company incorporated in Belgium and having its registered office at 5 Suikerrui, 2000 Antwerp, Belgium.

“Latest Accounts” means, in respect of any financial quarter or year of the Group, the latest unaudited (in respect of each financial quarter) or audited (in respect of each financial year) financial statements required to be prepared pursuant to Clause 20.2 (Financial Statements).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with this Agreement.

“LIBOR” means, in relation to any Advance, the Loan, any part of the Loan or any Unpaid Sum:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Interest Period of that Advance, the Loan, that part of the Loan or that Unpaid Sum), the applicable Interpolated Screen Rate; or

(c)	if:

(i)	no Screen Rate is available for the currency of that Advance, the Loan, that part of the Loan or that Unpaid Sum); or

(ii)	no Screen Rate is available for the Interest Period of that Advance, the Loan, that part of the Loan or that Unpaid Sum and it is not possible to calculate an Interpolated Screen Rate for that Advance, the Loan, that part of the Loan or that Unpaid Sum, the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for dollars for that Advance, the Loan, that part of the Loan or that Unpaid Sum and for a period equal in length to the Interest Period of that Advance, the Loan, that part of the Loan or that Unpaid Sum and, if any such rate is below zero, LIBOR shall be deemed to be zero.

“Liquidity” means the aggregate of (i) any amount standing to the credit of the Earnings Accounts and (ii) all cash deposits legally and beneficially owned by any member of the Group which:

(a)	are free from any Security other than, in respect of any deposit with a Creditor Party, Security created to secure the obligations of the Borrowers under this Agreement and are otherwise at the free and unrestricted disposal of the relevant member of the Group which owns such deposits; or

(b)	are retained by such member(s) of the Group for the purpose of satisfying any minimum liquidity requirement of any other lender to the Group.

“LMA” means the Loan Market Association.

“Loan” means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowings under the Facility and a “part of the Loan” means an Advance, a Tranche or any other part of the Loan as the context may require.

“Loan Administration Form” means a loan administration from substantially in the form set out in Schedule 10 (Form of Loan Administration Form).

“Major Casualty” means, in relation to a Vessel, any casualty to that Vessel in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds in respect of Vessel A, $750,000 and, in respect of Vessel B, $500,000, or the equivalent in any other currency.

“Majority Lenders” means:

(a)	if no Advance has yet been made, a Lender or Lenders whose Commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments; or

(b)	at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66 2⁄3 per cent. of the amount of the Loan then outstanding or, if the Loan has been repaid or prepaid in full, a Lender or Lenders whose participations in the Loan immediately before repayment or prepayment in full aggregate more than 66 2⁄3 per cent. of the Loan immediately before such repayment.

“Management Agreement” means, in relation to a Vessel, the agreement entered into between the Borrower owning that Vessel and the Approved Manager regarding the technical and commercial management of that Vessel.

“Margin” means 2.55 per cent. per annum.

“Market Disruption Event” has the meaning given to it in Clause 10.2 (Market disruption).

“Market Value” means, in relation to a Vessel or any other vessel, at any date, the market value of that Vessel or vessel shown by a valuation or, if a second valuation is requested by the Facility Agent, the market value determined by the Facility Agent as being the arithmetic mean of two valuations, or if one such valuation differs from the other by more than 10 per cent., three such valuations addressed to the Facility Agent which valuations shall be prepared:

(a)	unless otherwise specified by the Facility Agent, as at a date not more than 30 days previously;

(b)	by an Approved Valuer or Approved Valuers;

(c)	with or without physical inspection of that Vessel or vessel (as the Facility Agent may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any Charter.

“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group as a whole; or

(b)	the ability of any Transaction Obligor to perform its obligations under any Finance Document; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Maturity Date” means the date falling on the sixth anniversary of the Drawdown Date in respect of the Tranche which is drawn last.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Navios Charterer” means Navios Corporation, a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

“Net Total Debt” means total debt as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated in accordance with GAAP less unencumbered cash (which shall have the meaning given thereto under GAAP) of the Group.

“Obligor” means either Borrower or the Corporate Guarantor.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial quarter ended on 30 September 2015.

“Overseas Regulations” means the Overseas Companies Regulations 2009 (SI 2009/1801).

“Parallel Debt” means any amount which an Obligor owes to the Security Agent under Clause 32.2 (Parallel Debt (Covenant to pay the Security Agent)) or under that clause as incorporated by reference or in full in any other Finance Document.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Charter” means, in relation to a Vessel or a Collateral Vessel:

(a)	a Charter:

(i)	which is a time, voyage or consecutive voyage charter;

(ii)	the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 13 months;

(iii)	which is entered into on bona fide arm’s length terms at the time at which that Vessel or Collateral Vessel is fixed;

(iv)	in relation to which not more than two months’ hire is payable in advance; and

(b)	any Charter (other than one covered by paragraph (a) above) which is approved in writing by the Facility Agent acting with the authorisation of the Lenders (including the Acceptable Charters).

“Permitted Financial Indebtedness” means:

(a)	any Financial Indebtedness incurred under the Finance Documents or the Second Security Documents or the Indentures;

(b)	any Financial Indebtedness (including without limitation, any shareholder or intra-Group loans made available to the Borrowers (or either of them) in the normal course of its business of trading and operating either Vessel) that is subordinated to all Financial Indebtedness incurred under the Finance Documents in writing in a manner acceptable to the Facility Agent in all respects.

“Permitted Security” means:

(a)	Security created by the Finance Documents or the Second Security Documents;

(b)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(c)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(d)	liens for salvage;

(e)	liens for master’s disbursements incurred in the ordinary course of trading; and

(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Vessel and not as a result of any default or omission by any Borrower and subject, in the case of liens for repair or maintenance, to Clause 25.15 (Restrictions on chartering, appointment of managers etc.).

“Potential Event of Default” means any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Pre-positioning Bank” means the bank referred to in paragraph (a) of Clause 5.6 (Prepositioning of funds).

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed.

“Protected Party” has the meaning given to it in Clause 12.1 (Definitions).

“Purchase Price” means the amount specified as such in relation to each Vessel in Schedule 2 (Vessel Information).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rate Conversion” means the conversion, on or before the first anniversary of the Drawdown Date of Tranche B and otherwise on terms acceptable to the Facility Agent in all respects, of the rate of hire payable to Borrower B under its Acceptable Charter to a fixed daily rate of at least $5,400 net of any commissions.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in dollars for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London offices of any three of the contributor banks for dollars comprising the reference panel which is maintained by ICE Benchmark Administration Limited (or any other person which takes over the administration of the relevant offered rate) or such other banks as may be appointed by the Facility Agent in consultation with the Borrowers.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to a Transaction Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created, by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Repayment Date” means each date on which a Repayment Instalment or any Interim Instalment is required to be paid under Clause 6.1 (Repayment of Loan).

“Repayment Instalment” has the meaning given to it in Clause 6.1 (Repayment of Loan).

“Repeating Representation” means each of the representations set out in Clause 19 (Representations) except Clause 19.10 (Insolvency), Clause 19.11 (No filing or stamp taxes), Clause 19.12 (Deduction of Tax) and Clause 19.17 (No proceedings pending or threatened) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a “Repeating Representation” or is otherwise expressed to be repeated.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition” means in relation to a Vessel:

(a)	any expropriation, confiscation, requisition or acquisition of that Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 60 days redelivered to the full control of the relevant Borrower; and

(b)	any arrest, capture, seizure or detention of that Vessel (including any hijacking or theft) unless it is within 90 days redelivered to the full control of the relevant Borrower, provided that in the case of piracy, if the relevant underwriters confirm to the Facility Agent in writing (in customary terms) prior to the end of the 90 day period that that Vessel will be covered by that Borrower’s war risk insurance, the shorter of twelve (12) months and the period for which such cover is confirmed to attach.

“Requisition Compensation” includes all compensation or other moneys payable by reason of any Requisition.

“Safety Management Certificate” has the meaning given to it in the ISM Code.

“Safety Management System” has the meaning given to it in the ISM Code.

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America; or

(b)	otherwise imposed by any law or regulation.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on page LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Second Charterparty Assignment” means, in relation to each Acceptable Charter or an Assignable Charter, a specific second priority assignment of the rights of the relevant Borrower and the Navios Charterer under each such Charter and the relevant Charter Guarantee in agreed form.

“Second Deed of Covenant” means, in relation to a Vessel, the second priority deed of covenant collateral to the Second Mortgage on that Vessel and creating Security over that Vessel in agreed form.

“Second Earnings Account Pledge” means, in relation to each Borrower, a second priority charge in respect of its Earnings Account in agreed form.

“Second General Assignment” means, in relation to a Vessel, the second priority general assignment creating Security over that Vessel’s Earnings, its Insurances and any Requisition Compensation in relation to that Vessel in agreed form.

“Second Manager’s Undertaking” means, in relation of each Vessel, the letter of undertaking from the Approved Manager (subordinated to each Manager’s Undertaking) subordinating the rights of the Approved Manager respectively against that Vessel and the relevant Borrower to the rights of the Collateral Finance Parties and assigning the rights and interests of the Approved Manager in the Insurances to the Collateral Finance Parties (or any of them) in agreed form.

“Second Mortgage” means, in relation to a Vessel, a second preferred Panamanian mortgage on that Vessel in agreed form.

“Second Security Documents” means, together, the Borrower’s Guarantees, the Second Mortgages, the Second General Assignments, the Second Deeds of Covenant, the Second Earnings Account Pledges, the Second Charter Assignments and the Second Manager’s Undertakings.

“Secured Liabilities” means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Creditor Party under or in connection with each Finance Document.

“Secured Indenture” means the indenture dated as of 29 November 2013 made between (inter alios) the Corporate Guarantor and Navios Maritime Finance II (US) Inc. as issuers for the issue of 7 3/8% First Priority Ship Mortgage Notes due 2022.

“Security” means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

“Security Assets” means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Security Document” means:

(a)	any First Shares Security;

(b)	any First Mortgage;

(c)	any First Deed of Covenant;

(d)	any First General Assignment;

(e)	any First Account Security;

(f)	any First Charterparty Assignment;

(g)	any First Manager’s Undertaking;

(h)	any Collateral Finance Document;

(i)	any other document (whether or not it creates Security) which is executed as security for the Secured Liabilities; or

(j)	any other document designated as such by the Facility Agent and the Borrowers.

“Security Period” means the period starting on the date of this Agreement and ending on the date on which the Facility Agent is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

“Security Property” means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Creditor Parties and all proceeds of that Transaction Security;

(b)	all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Security Agent as trustee for the Creditor Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favour of the Security Agent as trustee for the Creditor Parties;

(c)	the Security Agent’s interest in any turnover trust created under the Finance Documents;

(d)	any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Creditor Parties, except:

(i)	rights intended for the sole benefit of the Security Agent; and

(ii)	any moneys or other assets which the Security Agent has transferred to the Facility Agent or (being entitled to do so) has retained in accordance with the provisions of this Agreement.

“Selection Notice” means a notice substantially in the form set out in Part B of Schedule 4 (Requests) given in accordance with Clause 9 (Interest Periods).

“Servicing Party” means the Facility Agent or the Security Agent.

“Shipbuilding Contract” means Shipbuilding Contract A or Shipbuilding Contract B.

“Shipbuilding Contract A” means the shipbuilding contract specified in Schedule 2 (Vessel Information) in relation to Vessel A.

“Shipbuilding Contract B” means the shipbuilding contract specified Schedule 2 (Vessel Information) in relation to Vessel B.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Subsidiary” means that a company (S) is a subsidiary of another company (P) if

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; and

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S;

and any company of which S is a subsidiary is a parent company of S.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” has the meaning given to it in Clause 12.1 (Definitions).

“Tax Deduction” has the meaning given to it in Clause 12.1 (Definitions).

“Tax Payment” has the meaning given to it in Clause 12.1 (Definitions).

“Third Parties Act” has the meaning given to it in Clause 1.5 (Third party rights).

“Total Assets” means the total assets as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated in accordance with GAAP adjusted (i) for charter free market values of vessels and (ii) by deducting unencumbered cash (which shall have the meaning given thereto under GAAP).

“Total Commitments” means the aggregate of the Commitments, being $41,000,000 at the date of this Agreement.

“Total Loss” means in relation to a Vessel:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Vessel; or

(b)	any Requisition.

“Total Loss Date” means, in relation to the Total Loss of a Vessel:

(a)	in the case of an actual loss of that Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Vessel, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with that Vessel’s insurers in which the insurers agree to treat that Vessel as a total loss; and

(c)	in the case of any other type of total loss, the date (or the most likely date) on which it appears to the Facility Agent that the event constituting the total loss occurred.

“Tranche” means Tranche A or Tranche B.

“Tranche A” means that part of the Loan made or to be made available to Borrower A to part finance the purchase of Vessel A in a maximum principal amount not exceeding the lesser of:

(a)	$25,000,000; and

(b)	60 per cent. of the Initial Market Value of Vessel A.

“Tranche B” means that part of the Loan made or to be made available to Borrower B to part finance the purchase of Vessel B in a maximum principal amount not exceeding the lesser of:

(a)	$16,000,000; and

(b)	60 per cent. of the Initial Market Value of Vessel B.

“Transaction Document” means:

(a)	a Finance Document;

(b)	the Second Security Documents;

(c)	each Shipbuilding Contract;

(d)	each Charter; or

(e)	any other document designated as such by the Facility Agent and the Borrowers.

“Transaction Obligor” means an Obligor, the Approved Manager who is a member of the Group or any other member of the Group who executes a Transaction Document.

“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.

“Transfer Certificate” means a certificate in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrowers.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UK Establishment” means a UK establishment as defined in the Overseas Regulations.

“Unpaid Sum” means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.

“US” means the United States of America.

“US Tax Obligor” means:

(a)	a person which is resident for tax purposes in the US; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Vessel” means Vessel A or Vessel B.

“Vessel A” means the vessel with the details set out in Part A of Schedule 2 (Vessel Information).

“Vessel B” means the vessel with the details set out in Part B of Schedule 2 (Vessel Information).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Account Bank”, the “Arranger”, the “Facility Agent”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party”, any “Creditor Party”, the “Security Agent”, any “Transaction Obligor” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a liability which is “contingent” means a liability which is not certain to arise and/or the amount of which remains unascertained;

(iv)	“document” includes a deed and also a letter, fax or telex;

(v)	“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;

(vi)	a “Finance Document”, a “Security Document” or “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended or novated;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(ix)	“proceedings” means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted;

(xiii)	a time of day is a reference to London time;

(xiv)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(xv)	words denoting the singular number shall include the plural and vice versa; and

(xvi)	“including” and “in particular” (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.

(b)	Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Construction of insurance terms

In this Agreement:

“approved” means, for the purposes of Clause 23 (Insurance Undertakings), approved in writing by the Facility Agent;

“excess risks” means, in respect of a Vessel, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Vessel in consequence of its insured value being less than the value at which that Vessel is assessed for the purpose of such claims;

“obligatory insurances” means all insurances effected, or which a Borrower is obliged to effect, under Clause 23 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document;

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83)(1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls)(1/10/83).

1.4	Agreed forms of Transaction Documents

References in Clause 1.1 (Definitions) to any Finance Document or any Transaction Document being in “agreed form” are to that Finance Document or Transaction Document:

(a)	in a form attached to a certificate dated the same date as this Agreement (and signed by each Borrower and the Facility Agent); or

(b)	in any other form agreed in writing between each Borrower and the Facility Agent acting with the authorisation of the Majority Lenders or, where Clause 43.2 (All Lender matters) applies, all the Lenders.

1.5	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(c)	Any Receiver, Delegate or any other person described in paragraph (d) of Clause 14.2 (Other indemnities), paragraph (b) of Clause 31.11 (Exclusion of liability) or paragraph (b) of Clause 32.11 (Exclusion of liability) may, subject to this Clause 1.5 (Third party rights) and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

SECTION 2

THE FACILITY

2	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders agree to make available to the Borrowers a dollar term loan facility in two Tranches in an aggregate amount not exceeding the lesser of (i) the aggregate of the maximum amount of the Tranches and (ii) the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Transaction Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility only for the purpose stated in the preamble (Background) to this Agreement.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF DRAWDOWN

4.1	Conditions precedent to delivery of a Drawdown Request

The Borrowers may not deliver a Drawdown Request unless the Facility Agent has received all of the documents and other evidence listed in Part A of Schedule 3 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Facility Agent.

4.2	Conditions precedent to prepositioning of funds

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if:

(a)	on the date of the relevant Drawdown Request and on the proposed Drawdown Date and before the relevant Advance is made available:

(i)	no Default is continuing or would result from the proposed Advance;

(ii)	the Repeating Representations to be made by each Obligor are true;

(iii)	the Vessel to be financed by that Advance is subject to the relevant Acceptable Charter(s); and

(iv)	the provisions of paragraph (c) of Clause 10.3 (Alternative basis of interest or funding, suspension) do not apply;

(b)	on the relevant Drawdown Date, the Facility Agent has received, or is satisfied that it will receive when the relevant Advance is made available, all of the documents and other evidence listed in Part C of Schedule 3 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders).

4.3	Conditions precedent to release of Advance

The Facility Agent shall only be obliged to release an Advance to the Builder on the Delivery Date of the Vessel to be financed by that Advance if:

(a)	on that Delivery Date and before that Advance is released:

(i)	no Default is continuing or would result from the proposed release;

(ii)	the Repeating Representations to be made by each Obligor are true;

(b)	on that Delivery Date, the Facility Agent has received, or is satisfied that it will receive when that Vessel is delivered to the relevant Borrower under its Shipbuilding Contract, all of the documents and other evidence listed in Part C of Schedule 3 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Facility Agent (acting on the instructions of all the Lenders).

4.4	Conditions subsequent

Save in the case of documentary evidence which must be provided on each Delivery Date (as a same day condition subsequent) that a First Mortgage has been duly registered on that Delivery Date (as required under paragraph 2.1 of Part D of Schedule 3 (Conditions Precedent and Subsequent), the Borrowers undertake to deliver or cause to be delivered to the Facility Agent within five Business Days after that Delivery Date, the additional documents and other evidence listed in Part D of Schedule 3 (Conditions Precedent and Subsequent) in form and substance satisfactory to the Facility Agent.

4.5	Notification of satisfaction of conditions precedent

(a)	The Facility Agent shall notify the Borrowers and the Lenders promptly upon being satisfied as to the satisfaction of the conditions precedent and subsequent referred to in Clause 4.1 (Conditions precedent to delivery of a Drawdown Request), Clause 4.2 (Conditions precedent to prepositioning of funds) and Clause 4.4 (Conditions subsequent).

(b)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.6	Waiver of conditions precedent

If the Lenders, at their discretion, permit an Advance to be prepositioned or released before any of the conditions precedent referred to in Clause 4 (Conditions of Drawdown) or Clause 4.2 (Conditions precedent to prepositioning of funds) has been satisfied, the Borrowers shall ensure that that condition is satisfied within five Business Days after the relevant Drawdown Date or Delivery Date (as applicable) or such later date as the Facility Agent, acting with the authorisation of the Lenders, may agree in writing with the Borrowers.

SECTION 3

DRAWDOWN

5	DRAWDOWN

5.1	Delivery of a Drawdown Request

The Borrowers may utilise the Facility by delivery to the Facility Agent of a duly completed Drawdown Request not later than the Specified Time.

5.2	Completion of a Drawdown Request

A Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Drawdown Date is a Business Day within the relevant Availability Period;

(b)	the currency and amount of the Drawdown comply with Clause 5.3 (Currency and amount); and

(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.3	Currency and amount

(a)	The currency specified in a Drawdown Request must be dollars.

(b)	Each Tranche shall be advanced in a single amount and the amount of the Advance under each Tranche shall not exceed the maximum amount of such Tranche.

(c)	The aggregate amount of the Advances shall not exceed the Total Commitments.

(d)	The amount of the proposed Advance must be an amount which would not oblige the Borrowers to provide additional security or prepay part of the Advance if the ratio set out in Clause 26 (Security Cover) were applied and notice was given by the Facility Agent under Clause 26.1 (Minimum required security cover) immediately after that Advance was made.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by the relevant Drawdown Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Advance will be equal to the proportion borne by its Commitment to the Total Commitments immediately before making that Advance.

(c)	The Facility Agent shall notify each Lender of the amount of each Advance and the amount of its participation in that Advance by the Specified Time.

5.5	Cancellation of Commitments

The Commitments in respect of a Tranche which are unutilised (a) at the end of the Availability Period of that Tranche or (b) on the Drawdown Date for the Advance under such Tranche shall then be cancelled.

5.6	Prepositioning of funds

The Facility Agent shall, on each Drawdown Date, preposition the amounts which the Facility Agent receives from the Lenders in respect of that Advance by making payment of such amounts:

(a)	to such account of the Builder and with such bank (the “Prepositioning Bank”) as the Borrowers may have agreed with the Facility Agent in advance of the relevant Drawdown Date and as specified in the relevant Drawdown Request;

(b)	on terms that:

(i)	such amounts shall be held to the order of the Facility Agent until such time as the Facility Agent confirms in writing to the Prepositioning Bank that the Advance may be released to the Builder in accordance with Clause 5.7 (Disbursement of Advance);

(ii)	such prepositioning shall constitute the making of that Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s participation in that Advance;

(iii)	the date on which that Advance is prepositioned shall constitute its Drawdown Date.

5.7	Disbursement of Advance

The Facility Agent shall, on each Delivery Date, instruct the Prepositioning Bank to release the amount of that Advance to the Builder subject to the provisions of Clause 4.2 (Conditions precedent to prepositioning of funds) and Clause 4.5 (Notification of satisfaction of conditions precedent).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6	REPAYMENT

6.1	Repayment of Loan

(a)	The Borrowers shall repay each Tranche as follows:

(i)	Tranche A shall be repaid by 8 consecutive quarterly instalments each in an amount of $500,000, 16 consecutive quarterly (except in respect of the last such instalment) instalments each in an amount of $375,000 and a balloon payment of $15,000,000 payable together with the 24th and final instalment; and

(ii)	Tranche B shall be repaid by:

(A)	4 consecutive quarterly instalments each in an amount of $394,375; and

(B)	if:

(1)	the Rate Conversion has occurred, 4 consecutive quarterly instalments each in an amount of $394,375; or

(2)	the Rate Conversion has not occurred, 1 interim instalment in an amount of $657,500 and 4 consecutive quarterly instalments each in an amount of $230,000; and

(C)	16 consecutive quarterly (except in respect of the last such instalment) instalments each in an amount of $230,000 and a balloon payment of $9,165,000 payable together with the 24th and final instalment.

Each such instalment in respect of each Tranche shall be a “Repayment Instalment”, each such balloon payment in respect of each Tranche shall be a “Balloon Payment” and the interim instalment (if any) shall be the “Interim Instalment”,

Provided that if the amount of a Tranche is less than:

(i)	in respect of Tranche A, $25,000,000; and

(ii)	in respect of Tranche B, $16,000,000,

the amount of the Repayment Instalments, any Interim Instalment and the Balloon Payment relating to that Tranche shall be reduced proportionately.

(b)	The first Repayment Instalment in respect of a Tranche shall be repaid on the date falling three months after the Drawdown Date relating to that Tranche, any Interim Instalment in respect of Tranche B shall be repaid together with the fourth Repayment Instalment of Tranche B and the last Repayment Instalment in respect of a Tranche together with the relevant Balloon Payment shall be repaid on the Maturity Date.

6.2	Reduction of Repayment Instalments

If any part of any Tranche is cancelled, the Repayment Instalments, the Balloon Payment and any Interim Instalment in respect of that Tranche falling after that cancellation shall be reduced pro rata by the amount cancelled.

6.3	Maturity Date

On the Maturity Date, the Borrowers shall additionally pay to the Facility Agent for the account of the Finance Parties all other sums then accrued and owing under the Finance Documents.

6.4	Reborrowing

No Borrower may reborrow any part of the Facility which is repaid.

7	PREPAYMENT AND CANCELLATION

7.1	Illegality

(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in an Advance or the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(i)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(ii)	upon the Facility Agent notifying the Borrowers, the Available Commitment of that Lender will be immediately cancelled; and

(iii)	the Borrowers shall prepay that Lender’s participation in the Loan on the last day of the Interest Period for the Loan occurring after the Facility Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participation prepaid.

(b)	Any partial prepayment under this Clause 7.1 (Illegality) shall reduce in inverse chronological order the amount of each Repayment Instalment, any Interim Instalment and the Balloon Payment in respect of each Tranche falling after that prepayment by the amount prepaid.

7.2	Voluntary and automatic cancellation

(a)	The Borrowers may, if they give the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $500,000 or a multiple of that amount) of the Available Facility. Any cancellation under this Clause 7.2 (Voluntary and automatic cancellation) shall reduce the Commitments of the Lenders and the amount of the Advances then drawn rateably.

(b)	The unutilised Commitment (if any) of each Lender in respect of an Advance shall be automatically cancelled at close of business on the date on which that Advance is made available.

7.3	Voluntary prepayment of Loan

(a)	The Borrowers may, if they give the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000 or a multiple of that amount).

(b)	A Tranche may only be prepaid after the last day of the relevant Availability Period (or, if earlier, the day on which the Available Facility is zero).

(c)	Any partial prepayment under this Clause 7.3 (Voluntary prepayment of Loan) shall (i) first reduce in chronological order the amount of each Repayment Instalment, the Balloon Payment and any Interim Instalment in respect of the Tranche selected by the Borrowers in their notice or, in the absence of such Tranche selection, the Repayment Instalments and the Balloon Payments of both Tranches and any Interim Instalment, falling after that prepayment up to an amount equal to the aggregate of the Repayment Instalments, any Balloon Payment and any Interim Instalment payable in the twelve month period commencing on the date of such prepayment and (ii) secondly reduce pro rata the amount of each subsequent Repayment Instalment, Balloon Payment and any Interim Instalment of the relevant Tranche(s), by the amount prepaid.

7.4	Mandatory prepayment on sale or Total Loss

If a Vessel is sold or becomes a Total Loss, the Borrowers shall prepay the Tranche applicable to that Vessel. Such repayment shall be made:

(a)	in the case of a sale of a Vessel, on or before the date on which the sale is completed by delivery of that Vessel to the buyer of that Vessel; or

(b)	in the case of a Total Loss of a Vessel, on the earlier of (i) the date falling 180 days after the Total Loss Date and (ii) the date of receipt by the Security Agent of the proceeds of insurance relating to such Total Loss.

7.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may re-borrow any part of the Facility which is prepaid.

(d)	No Borrower shall repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to the Borrowers or the affected Lender, as appropriate.

SECTION 5

COSTS OF DRAWDOWN

8	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	LIBOR.

8.2	Payment of interest

(a)	The Borrowers shall pay accrued interest on the Loan on the last day of each Interest Period (each an “Interest Payment Date”).

(b)	If an Interest Period is longer than three Months, the Borrowers shall also pay interest then accrued on the Loan on the dates falling at three Monthly intervals after the first day of the Interest Period.

8.3	Fixed rate of interest

The Borrowers may, by giving not less than five Business Days’ notice in writing, request that a fixed rate of interest shall apply on the whole of the Loan for a period of 12 months or more by giving to the Facility Agent a notice which shall specify the period for which the fixed rate of interest shall apply and shall be given at least five Business Days before the end of the then current Interest Period. The Facility Agent shall notify the Borrowers of the fixed rate of interest to apply (which shall be determined at the level of the actual refinancing rates available to the Lenders (as certified by them) for the relevant period to which such fixed rate is to apply plus the Margin) and the Borrowers shall either accept or refuse the offer promptly in writing and in any event within one Business Day. Such offer and acceptance shall be in a form that shall constitute a Finance Document. Once accepted, the Borrowers may not revoke their acceptance and the relevant fixed rate of interest shall apply to the Loan from the first day of the next Interest Period. If the Borrowers refuse the offer or fails to accept it within the time permitted for acceptance, the other provisions of this Clause 8 (Interest) shall continue to apply.

8.4	Default interest

(a)	If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 per cent. per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent. Any interest accruing under this Clause 8.4 (Default interest) shall be immediately payable by the Obligor on demand by the Facility Agent.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.5	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

9	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The first Interest Period for a Tranche as specified in the Drawdown Request shall be three Months from the Drawdown Date in respect of that Tranche.

(b)	Subject to paragraph (g) below, the Borrowers may select each subsequent Interest Period in respect of that Tranche in a Selection Notice.

(c)	Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Borrowers not later than the Specified Time.

(d)	If the Borrowers fail to deliver a Selection Notice to the Facility Agent in accordance with paragraphs (b) above, the relevant Interest Period will, subject to Clause 9.2 (Changes to Interest Periods) and paragraph (f) below, be three Months.

(e)	Subject to Clause 8.3 (Fixed rate of interest) and this Clause 9 (Interest Periods), the Borrowers may select an Interest Period of three Months or any other period (up to a maximum of 12 Months) agreed between the Borrowers and the Facility Agent (acting on the instructions of all the Lenders).

(f)	An Interest Period in respect of a Tranche shall not extend beyond the Maturity Date.

(g)	In respect of a Repayment Instalment and any Interim Instalment, an Interest Period for a Tranche equal to such Repayment Instalment or Interim Instalment shall end on the Repayment Date in respect of that Tranche relating to it if such date is before the end of the Interest Period then current.

(h)	Subject to paragraph (i) below, the first Interest Period for a Tranche shall start on the Drawdown Date in respect of that Tranche and each subsequent Interest Period in respect of that Tranche shall start on the last day of the preceding Interest Period.

(i)	Except for the purposes of paragraph (g) above, each Tranche shall have one Interest Period only at any time.

9.2	Changes to Interest Periods

(a)	If after the Borrowers have selected and the Lenders have agreed an Interest Period longer than three Months, any Lender notifies the Facility Agent within two Business Days after the Specified Time relating to the relevant Drawdown Request or Selection Notice that it is not satisfied that deposits in dollars for a period equal to the Interest Period will be available to it in the Relevant Interbank Market when the Interest Period commences, the Facility Agent shall shorten the Interest Period to three Months.

(b)	If the Facility Agent makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrowers and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to an Advance or the Loan for any Interest Period, then the rate of interest on each Lender’s share of such Advance or the Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in such Advance or the Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period, LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for dollars for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed ten per cent. of the Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR; or

(iii)	at least one Business Day before the start of an Interest Period, the Facility Agent receives notification from a Lender (the “Affected Lender”) that for any reason it is unable to obtain dollars in the Relevant Interbank Market in order to fund its participation in any Advance or the Loan.

10.3	Alternative basis of interest or funding, suspension

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrowers so require, the Facility Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(b)	Any substitute or alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties to the Finance Documents.

(c)	If a Market Disruption Event occurs before an Advance is made:

(i)	in circumstances falling within sub-paragraph (i) of paragraph (b) of Clause 10.2 (Market disruption) or sub-paragraph (ii) of paragraph (b) of Clause 10.2 (Market disruption), the Lenders’ obligation to make that Advance; or

(ii)	in circumstances falling within sub-paragraph (iii) of paragraph (b) of Clause 10.2 (Market disruption), the Affected Lender’s obligation to participate in that Advance,

shall be suspended while the circumstances giving rise to the Market Disruption Event continue.

10.4	Break Costs

(a)	The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by a Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11	FEES

11.1	Commitment fee

(a)	The Borrowers shall pay to the Facility Agent (for the account of each Lender) a fee computed at the rate of 1 per cent. per annum on that Lender’s Available Commitment from time to time for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Arrangement fee

The Borrowers shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Prepayment and cancellation fee

(a)	Subject to paragraph (c) below, if the Borrowers proceed in refinancing the Facility or a Tranche with an entity which is not affiliated to the Facility Agent, the Borrowers must pay to the Facility Agent for each Lender on or before the date of prepayment of all or any part of the Loan or the relevant Tranche or the date of cancellation of any part of the Total Commitments a prepayment and cancellation fee in the amount set out below.

(b)	The amount of the prepayment and cancellation fee is:

(i)	if the prepayment or cancellation occurs on or before the first anniversary of the Closing Date 2 per cent. of the amount prepaid or cancelled;

(ii)	if the prepayment or cancellation occurs after the first but on or before the second anniversary of the Closing Date, 1 per cent. of the amount prepaid; and

(iii)	if the prepayment or cancellation occurs after the second anniversary of the Closing Date, zero.

(c)	No prepayment or cancellation fee shall be payable under this Clause if the prepayment or cancellation is made under Clause 7.1 (Illegality) or Clause 7.4(Mandatory prepayment on sale or Total Loss) Provided that the buyer of a Vessel is not an Affiliate of any member of the Group (other than an Affiliate whose shares are listed on a public stock exchange or a Subsidiary of such a publicly listed Affiliate).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities) reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	The Obligors shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Obligors.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Facility Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Obligors shall pay and, within three Business Days of demand, indemnify each Creditor Party against any cost, loss or liability which that Creditor Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything and sub-paragraph (iii) of paragraph (a) above shall not oblige any other Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-paragraphs (i) or (ii) of paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor, or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within 10 Business Days of:

(i)	where a Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)	where no Borrower is a US Tax Obligor, the date of a request from the Facility Agent,

supply to the Facility Agent:

(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrowers.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrowers.

(h)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify each Obligor and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

13	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

after the date of this Agreement.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(d)	compensated for by any payment made pursuant to Clause 14.3 (Mandatory Cost); or

(e)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, on demand, indemnify each Creditor Party to which that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	Each Obligor shall, on demand, indemnify each Creditor Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in an Advance or the Loan requested by the Borrowers in a Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Creditor Party alone); or

(iv)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

(b)

Each Obligor shall, on demand, indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 14.2 (Other indemnities) an “Indemnified Person”), against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, the Vessel unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.

(c)	Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:

(i)	arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or

(ii)	in connection with any Environmental Claim.

(d)	Any Affiliate or any officer or employee of a Finance Party or of any of its Affiliates may rely on this Clause 14.2 (Other indemnities) subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

14.3	Mandatory Cost

Each Borrower shall, on demand by the Facility Agent, pay to the Facility Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Facility Agent to be its good faith determination of the amount necessary to compensate it for complying with:

(a)	in the case of a Lender lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)	in the case of any Lender lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender’s participation in the Loan.

14.4	Indemnity to the Facility Agent

Each Obligor shall, on demand, indemnify the Facility Agent against:

(a)	any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and

(b)	any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents.

14.5	Indemnity to the Security Agent

(a)	Each Obligor shall, on demand, indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them:

(i)	in relation to or as a result of:

(A)	any failure by the Borrowers to comply with its obligations under Clause 16 (Costs and Expenses);

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(C)	the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;

(D)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(E)	any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(F)	any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and

(G)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents.

(ii)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Creditor Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.5 (Indemnity to the Security Agent) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

15	MITIGATION BY THE FINANCE PARTIES

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) or paragraph (a) of Clause 14.3 (Mandatory Cost).

(b)	Paragraph (a) above does not in any way limit the obligations of a Transaction Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	Each Obligor shall, on demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15 (Mitigation by the Finance Parties) if either:

(i)	a Default has occurred and is continuing; or

(ii)	in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Obligors shall, on demand, pay the Facility Agent, the Security Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any Creditor Party in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement;

(b)	the Transaction Security; and

(c)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	a Transaction Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 35.9 (Change of currency); or

(c)	a Transaction Obligor requests, and the Security Agent agrees to, the release of all or any part of the Security Assets from the Transaction Security,

the Obligors shall, on demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by each Creditor Party in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Obligors shall, on demand, pay to each Creditor Party the amount of all costs and expenses (including legal fees) incurred by that Creditor Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against that Creditor Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

SECTION 7

GUARANTEE AND SEVERAL LIABILITY OF THE BORROWERS

17	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Corporate Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Obligor other than the Corporate Guarantor of all such other Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor other than the Corporate Guarantor does not pay any amount when due under or in connection with any Finance Document, the Corporate Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor other than the Corporate Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Corporate Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Creditor Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Corporate Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Corporate Guarantor under this Clause 17 (Guarantee and Indemnity) and in respect of any Transaction Security will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or any Creditor Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

The Corporate Guarantor waives any right it may have of first requiring any Creditor Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Creditor Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Creditor Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Corporate Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Corporate Guarantor or on account of the Corporate Guarantor’s liability under this Clause 17 (Guarantee and Indemnity).

17.7	Deferral of Corporate Guarantor’s rights

All rights which the Corporate Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction), including without limitation in respect of any shareholder loans, against any Borrower, any shareholder of any Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents and until the end of the Security Period and unless the Facility Agent otherwise directs, the Corporate Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity):

(a)	to be indemnified by a Transaction Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Creditor Party;

(d)	to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which the Corporate Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Transaction Obligor; and/or

(f)	to claim or prove as a creditor of any Transaction Obligor in competition with any Creditor Party.

If the Corporate Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Creditor Parties by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Creditor Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 35 (Payment Mechanics).

17.8	Additional security

This guarantee and any other Security given by the Corporate Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by any Creditor Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

17.9	Applicability of provisions of Guarantee to other Security

Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defences), 17.5 (Immediate recourse), 17.6 (Appropriations), 17.7 (Deferral of Corporate Guarantor’s rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any Security which the Corporate Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.

18	JOINT AND SEVERAL LIABILITY OF THE BORROWERS

18.1	Joint and several liability

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several.

18.2	Waiver of defences

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

(b)	any Lender or the Security Agent entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(c)	any Lender or the Security Agent releasing the other Borrower or any Security created by a Finance Document; or

(d)	any time, waiver or consent granted to, or composition with the other Borrower or other person;

(e)	the release of the other Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(f)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the other Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(g)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the other Borrower or any other person;

(h)	any amendment, novation, supplement, extension, restatement (however fundamental, and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(i)	any unenforceability, illegality or invalidity of any obligation or any person under any Finance Document or any other document or security; or

(j)	any insolvency or similar proceedings.

18.3	Principal Debtor

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall, in any circumstances, be construed to be a surety for the obligations of the other Borrower under this Agreement.

18.4	Borrower restrictions

(a)	Subject to paragraph (b) below, during the Security Period no Borrower shall:

(i)	claim any amount which may be due to it from the other Borrower whether in respect of a payment made under, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(ii)	take or enforce any form of security from the other Borrower for such an amount, or in any way seek to have recourse in respect of such an amount against any asset of the other Borrower; or

(iii)	set off such an amount against any sum due from it to the other Borrower; or

(iv)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower; or

(v)	exercise or assert any combination of the foregoing.

(b)	If during the Security Period, the Facility Agent, by notice to a Borrower, requires it to take any action referred to in paragraph (a) above in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Facility Agent’s notice.

18.5	Deferral of Borrowers’ rights

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Borrower will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by the other Borrower; or

(b)	to claim any contribution from the other Borrower in relation to any payment made by it under the Finance Documents.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19	REPRESENTATIONS

19.1	General

Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to each Finance Party on the date of this Agreement.

19.2	Status

(a)	It is a corporation duly incorporated and validly existing in good standing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.3	Share capital and ownership

(a)	Each Borrower has an authorised share capital of $500 divided into 500 registered shares of $1.00 each, all of which shares have been issued fully paid.

(b)	The legal title to and beneficial interest in the shares in each Borrower is held free of any Security or any other claim by Anemos, being a wholly owned Subsidiary of the Corporate Guarantor.

(c)	None of the shares in each Borrower is subject to any option to purchase, pre-emption rights or similar rights.

19.4	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations.

19.5	Validity, effectiveness and ranking of Security

(a)	Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery and, where applicable, registration as provided for in that Finance Document create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective.

(b)	No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.

(c)	The Transaction Security granted by it to the Security Agent or any other Creditor Party has or will when created or intended to be created have first ranking priority or, in the case of the Collateral Finance Documents, second ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking security.

(d)	No concurrence, consent or authorisation of any person is required for the creation of or otherwise in connection with any Transaction Security.

19.6	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

19.7	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise:

(i)	its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents; and

(ii)	in the case of each Borrower, the registration of the Vessel to be owned by it under the Approved Flag.

(b)	No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

19.8	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

19.9	Governing law and enforcement

(a)	The choice of governing law of each Transaction Document to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

19.10	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 28.8 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 28.9 (Creditors’ process),

has been taken or, to its knowledge, threatened in relation to a member of the Group; and none of the circumstances described in Clause 28.7 (Insolvency) applies to a member of the Group.

19.11	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be registered, filed, recorded, notarised or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents except for the registration of the First Mortgages with the competent authorities of the relevant Approved Flag State.

19.12	Deduction of Tax

It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.

19.13	No default

(a)	No Event of Default and, on the date of this Agreement, each Drawdown Date and each Delivery Date, no Default is continuing or might reasonably be expected to result from the making of either Drawdown or the release of an Advance by the Prepositioning Bank (on the instructions of the Facility Agent) or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject.

19.14	No misleading information

(a)	Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.

19.15	Financial Statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements give a true and fair view of its financial condition as at the end of the relevant financial quarter and results of operations during the relevant financial quarter (consolidated in the case of the Corporate Guarantor).

(c)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Corporate Guarantor) since 30 September 2015.

(d)	Its most recent financial statements delivered pursuant to Clause 20.2 (Financial statements):

(i)	have been prepared in accordance with Clause 20.4 (Requirements as to financial statements); and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated in the case of the Corporate Guarantor).

(e)	Since the date of the most recent financial statements delivered pursuant to Clause 20.2 (Financial statements) there has been no material adverse change in its business, assets or financial condition (or the business or consolidated financial condition of the Group, in the case of the Corporate Guarantor).

19.16	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.17	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) of or before any court, arbitral body or agency have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any member of the Group.

19.18	Validity and completeness of the Transaction Documents

(a)	Each of the Transaction Documents constitutes legal, valid, binding and enforceable obligations of each Transaction Obligor party thereto.

(b)	The copies of the Transaction Documents delivered to the Facility Agent before the date of this Agreement are true and complete copies.

(c)	No amendments or additions to the Transaction Documents have been agreed nor has any Transaction Obligor waived any of its respective rights under the Transaction Documents.

19.19	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, inducement, commission, discount or other benefit or payment (however described) to either Borrower, the Builder, the Contractor or a third party in connection with the purchase by either Borrower of the Vessel owned or to be owned by it, other than as disclosed to the Facility Agent in writing on or before the date of this Agreement.

19.20	Valuations

(a)	All information supplied by it or on its behalf to an Approved Valuer for the purposes of a valuation delivered to the Facility Agent in accordance with this Agreement was true and accurate as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.

(b)	It has not omitted to supply any information to an Approved Valuer which, if disclosed, would adversely affect any valuation prepared by such Approved Valuer.

(c)	There has been no change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.

19.21	No breach of laws

It has not (and no other member of the Group has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

19.22	No Charter

Except as disclosed by the Borrowers to the Security Agent in writing on or before the date of this Agreement, no Vessel is subject to any Charter other than the Acceptable Charter(s) in respect of that Vessel.

19.23	Compliance with Environmental Laws

All Environmental Laws relating to the ownership, operation and management of the Vessel and the business of each member of the Group (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.

19.24	No Environmental Claim

No Environmental Claim has been made or threatened against any member of the Group or any Vessel.

19.25	No Environmental Incident

No Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

19.26	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to each Borrower, the Approved Manager and each Vessel have been complied with.

19.27	Taxes paid

(a)	It is not and no other member of the Group is materially overdue in the filing of any Tax returns and it is not (and no other member of the Group is) overdue in the payment of any amount in respect of Tax.

(b)	No material claims or investigations are being made or conducted against it (or any other member of the Group) with respect to Taxes.

19.28	Financial Indebtedness

No Transaction Obligor has any Financial Indebtedness outstanding other than as permitted by this Agreement or as disclosed in the Group’s filings with the US Securities and Exchange Commission.

19.29	Overseas companies

No Transaction Obligor has delivered particulars, whether in its name stated in the Finance Documents or any other name, of any UK Establishment to the Registrar of Companies as required under the Overseas Regulations or, if it has so registered, it has provided to the Facility Agent sufficient details to enable an accurate search against it to be undertaken by the Lenders at the Companies Registry.

19.30	Good title to assets

It and each other member of the Group has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.31	Ownership

(a)	Each Borrower is the sole legal and beneficial owner of all rights and interests which the Shipbuilding Contract and any Charter to which it is a party creates in favour of that Borrower.

(b)	The Navios Charterer is the sole legal and beneficial owner of all rights and interests the relevant Acceptable Charter to which it is a party creates in its favour.

(c)	With effect on and from each Delivery Date, each Borrower will be the sole legal and beneficial owner of the relevant Vessel, its Earnings and Insurances.

(d)	With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.

(e)	The constitutional documents of each Borrower and Anemos do not and could not restrict or inhibit any transfer of the shares of a Borrower on creation or enforcement of the security conferred by the Security Documents.

19.32	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is not situated in the US or the United Kingdom.

19.33	Place of business

No Transaction Obligor has a place of business in the US or the United Kingdom.

19.34	No employee or pension arrangements

No Transaction Obligor (other than the Approved Manager) has any employees or any liabilities under any pension scheme.

19.35	Sanctions

(a)	No Transaction Obligor:

(i)	and no director or officer of a Transaction Obligor, is a Prohibited Person;

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person; or

(iii)	owns or controls a Prohibited Person.

(b)	No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

19.36	US Tax Obligor

No Transaction Obligor is a US Tax Obligor.

19.37	Indentures

Entry by the Transaction Obligors into this Agreement, the Security Documents and the Second Security Documents and the borrowing of the Loan by the Borrowers do not breach Section 4.10 or any other provision of either Indenture.

19.38	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Drawdown Request and the first day of each Interest Period.

20	INFORMATION UNDERTAKINGS

20.1	General

The undertakings in this Clause 20 (Information Undertakings) remain in force throughout the Security Period unless the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders), may otherwise permit.

20.2	Financial statements

(a)	The Borrowers shall supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	as soon as they become available, but in any event within 180 days after the end of each of its financial years the audited consolidated financial statements of the Group for that financial year; and

(ii)	as soon as the same become available, but in any event within 90 days after the end of each quarter of each of its financial years the unaudited consolidated financial statements of the Group for that financial quarter, provided that in the case of the unaudited financial statements to be provided under sub-paragraph (ii), such unaudited financial statements shall not be required in relation to a quarter ending at the financial year end in addition to the audited financial statements to be provided under sub-paragraph (i) above.

(b)	The financial statements required to be provided by each Obligor to the Facility Agent under paragraph (a) above shall include, or shall be supplemented by, updated details of all off-balance sheet and time-charter hire commitments.

20.3	Compliance Certificate

(a)	Each Obligor shall supply to the Facility Agent, with each set of financial statements delivered pursuant to sub-paragraph (i) of paragraph (a) or sub-paragraph (ii) of paragraph (a) of Clause 20.2 (Financial statements) (in the latter case in respect of each quarter ending on 30 June), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by one director or officer of the Corporate Guarantor and, if required to be delivered with the financial statements delivered pursuant to sub-paragraph (i) of paragraph (i) of Clause 20.2 (Financial statements), shall be reported on by the Obligor’s auditors in the form agreed by the Obligor and all the Lenders before the date of this Agreement by the Obligor‘s auditors.

20.4	Requirements as to financial statements

(a)	Each set of financial statements delivered by a Borrower pursuant to Clause 20.2 (Financial statements) shall be certified by a director of the relevant as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn up if it has not been filed with the US Securities and Exchange Commission.

(b)	The Borrowers shall procure that each set of financial statements delivered pursuant to Clause 20.2 (Financial statements) is prepared using GAAP.

(c)	The Borrowers shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.2 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and, unless such change is described in the filings made with the US Securities and Exchange Commission, its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Facility Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 21 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.5	Information: miscellaneous

Each Obligor shall and shall procure that each other Transaction Obligor shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by it to any class of its shareholders generally at the same time as they are dispatched unless the contents of such communication have already been disclosed in the filings made with the US Securities and Exchange Commission;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, its constitutional documents where these have been amended or varied unless, in respect of the Corporate Guarantor, these changes have been disclosed in the filings with the US Securities and Exchange Commission;

(d)	promptly, such further information and/or documents regarding:

(i)	each Vessel, goods transported on each Vessel, its Earnings or Insurances;

(ii)	the Security Assets;

(iii)	compliance of the Transaction Obligors with the terms of the Finance Documents;

(iv)	the financial condition, business and operations of any member of the Group,

as any Finance Party (through the Facility Agent) may reasonably request; and

(e)	promptly, such further information and/or documents as any Finance Party (through the Facility Agent) may reasonably request so as to enable such Finance Party to comply with any laws applicable to it or as may be required by any regulatory authority.

20.6	Notification of Event of Default

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor shall, notify the Facility Agent (i) of any Event of Default (and the steps, if any, being taken to remedy it) (including, without limitation, the occurrence of an Event of Default (as defined in either Indenture) under either Indenture in which case the Transaction Obligors shall also provide to the Facility Agent copies of all demands or notices made or given in connection therewith) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor); and (ii) promptly upon becoming aware of the same, of any breach of any Sanctions applicable to any Vessel, any Transaction Obligor or any party to any agreement relating to a Vessel.

(b)	Promptly upon a request by the Facility Agent, each Borrower shall supply to the Facility Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

20.7	Use of websites

(a)	Each Obligor may satisfy its obligation under the Finance Documents to which it is a party to deliver any information in relation to those Lenders (the “Website Lenders”) which accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the relevant Obligor and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the relevant Obligor and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Obligors accordingly and each Obligor shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event each Obligor shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors or any of them and the Facility Agent.

(c)	An Obligor shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	if that Obligor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If an Obligor notifies the Facility Agent under sub-paragraph (i) or (v) of paragraph (c) above, all information to be provided by the Obligors under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors shall comply with any such request within 10 Business Days.

20.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of a Transaction Obligor (including, without limitation, a change of ownership of a Transaction Obligor) after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges a Finance Party (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by a Servicing Party (for itself or on behalf of any other Finance Party) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for such Finance Party or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of a Servicing Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Servicing Party (for itself) in order for that Servicing Party to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21	FINANCIAL COVENANTS

21.1	Financial covenants

The Obligors will ensure that at all times during the Security Period:

(a)	each Borrower shall accumulate for 12 months from the Delivery Date of its Vessel and at all times thereafter maintain to the credit of its Earnings Account credit balances in an amount not less than:

(i)	in respect of Borrower A, $1,000,000; and

(ii)	in respect of Borrower B, $750,000;

(b)	at no time shall the Current Liabilities of the Group exceed its Current Assets;

(c)	the Corporate Guarantor will at all times maintain Liquidity in an aggregate amount of not less than $30,000,000;

(d)	the Fixed Charge Coverage Ratio (as that is defined and applied under the Secured Indenture (and the Parties acknowledge that as at the date of this Agreement that definition is set out in Schedule 12 (Indenture Definitions)) is at least 2.0 to 1.0; and

(e)	the Net Total Debt of the Group divided by its Total Assets shall at all times be less than 75 per cent.

22	GENERAL UNDERTAKINGS

22.1	General

The undertakings in this Clause 22 (General Undertakings) remain in force throughout the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

22.2	Authorisations

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction or the state of the Approved Flag at any time of each Vessel to enable it to:

(i)	perform its obligations under the Transaction Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in any Relevant Jurisdiction or in the state of the Approved Flag at any time of each Vessel or any Transaction Document to which it is a party; and

(iii)	own and operate each Vessel (in the case of the Borrowers).

22.3	Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor will, comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.4	Environmental compliance

Each Obligor shall, and shall procure that each other Transaction Obligor will:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.5	Environmental claims

Each Obligor shall, and shall procure that each other Transaction Obligor will, (through the Corporate Guarantor), promptly upon becoming aware of the same, inform the Facility Agent in writing of:

(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

22.6	Taxation

(a)	Each Obligor shall, and shall procure that each other Transaction Obligor will, pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 20.2 (Financial statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, change its residence for Tax purposes.

22.7	Overseas companies

Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly inform the Facility Agent if it delivers to the Registrar particulars required under the Overseas Regulations of any UK Establishment and it shall comply with any directions given to it by the Facility Agent regarding the recording of any Transaction Security on the register which it is required to maintain under The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009.

22.8	Pari passu ranking

Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.9	Title

(a)	Each Borrower shall hold the legal title to, and own the entire beneficial interest in:

(i)	the Shipbuilding Contract or Charter to which it is a party;

(ii)	with effect from the relevant Delivery Date the Vessel owned by it, its Earnings and its Insurances; and

(iii)	with effect on and from its creation or intended creation, any other assets the subject of any Transaction Security created or intended to be created by each Borrower.

(b)	The Corporate Guarantor shall hold the legal title to, and own the entire beneficial interest in with effect on and from its creation or intended creation, any assets the subject of any Transaction Security created or intended to be created by the Corporate Guarantor.

(c)	Each Borrower shall ensure that:

(i)	Anemos shall hold the legal title to, and own the entire beneficial interest in with effect on and from its creation or intended creation, any assets which are the subject of any Transaction Security created or intended to be created by Anemos;

(ii)	the Navios Charterer shall hold the legal title to, and own the entire beneficial interest in the relevant Acceptable Charters.

22.10	Negative pledge

(a)	No Obligor shall (and the Corporate Guarantor shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets which are, in the case of members of the Group other than the Borrowers, the subject of the Security created or intended to be created by the Finance Documents.

(b)	No Borrower shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Permitted Security.

22.11	Disposals

(a)	No Borrower shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset (including without limitation a Vessel, its Earnings or its Insurances).

(b)	Paragraph (a) above does not apply to any Charter of a Vessel to which Clause 25.15 (Restrictions on chartering, appointment of managers etc.) applies.

22.12	Merger

No Obligor shall (and the Corporate Guarantor shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction except in circumstances where the Corporate Guarantor is the surviving entity of any such event.

22.13	Change of business

(a)	The Corporate Guarantor shall procure that no substantial change is made to the general nature of the business of the Corporate Guarantor or the Group from that carried on at the date of this Agreement.

(b)	No Borrower shall engage in any business other than the ownership and operation of its Vessel.

22.14	Financial Indebtedness

No Borrower shall incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.

22.15	Expenditure

No Borrower shall incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, maintaining and repairing its Vessel.

22.16	Share capital

No Borrower shall:

(a)	purchase, cancel or redeem any of its share capital;

(b)	increase or reduce its authorised share capital;

(c)	issue any further shares except to the Corporate Guarantor and provided such new shares are made subject to the terms of the Shares Security immediately upon the issue of the same in a manner satisfactory to the Facility Agent and the terms of the Shares Security are complied with;

(d)	appoint any further director or officer of a Borrower (unless the provisions of the Shares Security are complied with).

22.17	Dividends

(a)	Subject to paragraph (b) below, no Borrower shall make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital.

(b)	The Borrowers may at any time or, in respect of Borrower B, at any time after the first anniversary of the Drawdown Date of Tranche B, make or pay any dividend or other distribution (in cash or in kind) if both of the following conditions are met in relation to any dividend or other distribution:

(i)	no Event of Default has occurred or will result from the making or payment of such dividend or distribution; and

(ii)	the aggregate of (i) the Market Value of the Vessels subject to a First Mortgage at the relevant time and (ii) the net realisable value of additional Security previously provided under Clause 26.1 is higher than 154 per cent of the Loan.

(c)	The Corporate Guarantor may only make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital of up to $0.06 per share per annum in accordance with the provisions of the Indentures, provided that no Event of Default has occurred or will result from the making or payment of such dividend or distribution and no waiver or relaxation of the covenants contained in Clause 21.1 (Financial Covenants) is in effect at the relevant time.

22.18	Accounts

No Borrower shall open or maintain any account with any bank or financial institution except its Earnings Account and accounts with the Account Bank, the Facility Agent or the Security Agent for the purposes of the Finance Documents.

22.19	Other transactions

No Borrower shall:

(a)	be the creditor in respect of any loan or any form of credit to any person other than another Obligor and where such loan or form of credit is Permitted Financial Indebtedness;

(b)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Obligor assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents or the Second Security Documents or the Indentures;

(c)	enter into any material agreement other than:

(i)	the Transaction Documents;

(ii)	any other agreement expressly allowed under any other term of this Agreement; and

(d)	enter into any transaction on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length; or

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks.

22.20	Unlawfulness, invalidity and ranking; Security imperilled

No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:

(a)	make it unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents;

(b)	cause any obligation of a Transaction Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;

(c)	cause any Transaction Document to cease to be in full force and effect;

(d)	cause any Transaction Security to rank after, or lose its priority to, any other Security; and

(e)	imperil or jeopardise the Transaction Security.

22.21	Separate corporate existence

Each Borrower shall maintain separate corporate existence and identity, shall keep separate records and books and shall not co-mingle its assets nor become a member of a VAT Group.

22.22	Accounting reference date

No Obligor shall change its year end accounting reference date.

22.23	Securitisation

Each Obligor shall and the Obligor shall procure that each other Transaction Obligor will assist the Facility Agent and/or any Lender in achieving a successful securitisation (or similar transaction) in respect of the Facility and the Finance Documents and such Obligor’s reasonable costs for providing such assistance shall be met by the relevant Lender. The Borrowers, if requested by the Facility Agent, shall provide the documentation evidencing the purchase price of the Vessels when acquired by the relevant Borrower.

22.24	Constitutional documents

Without prejudice to Clause 22.16 (Share Capital) and the terms of any Shares Security, no Obligor other than the Corporate Guarantor shall allow any amendment or variation to its constitutional documents unless such amendment or variation would clearly be immaterial to this Agreement and the other Finance Documents.

22.25	Further assurance

(a)	Each Obligor shall (and the Corporate Guarantor shall procure that each member of the Group will) promptly, and in any event within the time period specified by the Security Agent do all such acts (including procuring or arranging any registration, notarisation or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Security Agent may specify (and in such form as the Security Agent may require in favour of the Security Agent or its nominee(s)):

(i)	to create, perfect, vest in favour of the Security Agent or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent, any Receiver or the Creditor Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Creditor Parties Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Finance Documents;

(iii)	to facilitate or expedite the realisation and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or

(iv)	to enable or assist the Security Agent to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.

(b)	Each Obligor shall, and shall procure that each other Transaction Obligor will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Creditor Parties by or pursuant to the Finance Documents.

(c)	At the same time as an Obligor delivers to the Security Agent any document executed by itself or another Transaction Obligor pursuant to this Clause 22.25 (Further assurance), that Obligor shall deliver or shall procure that such other Transaction Obligor will deliver, to the Security Agent a certificate signed by one of that Obligor’s or Transaction Obligor’s directors or officers which shall:

(i)	set out the text of a resolution of that Obligor’s or that Transaction Obligor’s directors specifically authorising the execution of the document specified by the Security Agent; and

(ii)	state that either the resolution was duly passed at a meeting of the directors validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors or officers and is valid under that Obligor’s or Transaction Obligor’s articles of association or other constitutional documents.

22.26	Indentures

The Obligor shall comply with all obligations undertaken under the Secured Indenture which are set out in the Indenture Excerpt and each Obligor further agrees that:

(a)	any terms used in the Indenture Excerpt shall have the meanings ascribed thereto in the Indenture Definitions;

(b)	no waiver or variation of any term of either Indenture by any person shall waive or vary any Obligor’s obligation hereunder to comply with the obligations in the Indenture Excerpt;

(c)	each Obligor shall continue to be bound by its obligations as set out in the Indenture Excerpt following a Covenant Defeasance or a Legal Defeasance (both terms as defined in the Secured Indenture) or other termination or cancellation of either Indenture; and

(d)	the Corporate Guarantor will not vary any material term of either Indenture, provided that the Corporate Guarantor’s right of partial or full prepayment of either Indenture shall not be affected by the provisions of this paragraph (d).

23	INSURANCE UNDERTAKINGS

23.1	General

The undertakings in this Clause 23 (Insurance Undertakings) remain in force on and from the Delivery Date of each Vessel and throughout the rest of the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

23.2	Maintenance of obligatory insurances

Each Borrower shall keep the Vessel owned by it insured at its expense against:

(a)	hull and machinery plus freight interest and hull interest and/or increased value and any other usual marine risks (including excess risks);

(b)	war risks (including the London Blocking and Trapping addendum or its equivalent);

(c)	protection and indemnity risks (including liability for oil pollution for an amount of no less than $1,000,000,000 and excess war risk P&I cover) on standard Club Rules, covered by a Protection and Indemnity association which is a member of the International Group of Protection and Indemnity Associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover);

(d)	freight, demurrage and defence; and

(e)	any other risks against which the Facility Agent acting on the instructions of the Majority Lenders considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for that Borrower to insure and which are specified by the Facility Agent by notice to that Borrower.

23.3	Terms of obligatory insurances

Each Borrower shall effect such insurances in respect of the Vessel owned by it:

(a)	in dollars;

(b)	in the case of hull and machinery and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of that Vessel and (ii) an amount which when aggregated with the amount for which the other Vessel subject to a First Mortgage is insured is, at least equal to 120 per cent. of the Loan;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market but such amount shall not be less than $1,000,000,000;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of its Vessel;

(e)	in the case of the hull and machinery insurance, on the basis that the deductible is not higher than the Major Casualty figure;

(f)	in the case where a Vessel is insured on a fleet policy, on the basis that each vessel insured on that fleet policy is deemed to be insured on an individual basis;

(g)	on approved terms; and

(h)	through Approved Brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

23.4	Further protections for the Finance Parties

In addition to the terms set out in Clause 23.3 (Terms of obligatory insurances), each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named insured unless the interest of every other named insured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Facility Agent requires, name (or be amended to name) the Security Agent as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent, but without the Security Agent being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Agent as loss payee with such directions for payment as the Facility Agent may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Finance Party; and

(f)	provide that the Security Agent may make proof of loss if that Borrower fails to do so.

23.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 10 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Facility Agent of the Approved Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Facility Agents’ approval to the matters referred to in sub-paragraph (i) of paragraph (a) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Facility Agent’s approval pursuant to paragraph (a) above; and

(c)	procure that the Approved Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Facility Agent in writing of the terms and conditions of the renewal.

23.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that the Approved Brokers provide the Security Agent with:

(a)	pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and

(b)	a letter or letters or undertaking in a form required by the Facility Agent and including undertakings by the Approved Brokers that:

(i)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 23.4 (Further protections for the Finance Parties);

(ii)	they will hold such policies, and the benefit of such insurances, to the order of the Security Agent in accordance with such loss payable clause;

(iii)	they will advise the Security Agent immediately of any material change to the terms of the obligatory insurances;

(iv)	they will, if they have not received notice of renewal instructions from a Borrower or its agents, notify the Security Agent not less than 14 days before the expiry of the obligatory insurances;

(v)	if they receive instructions to renew the obligatory insurances, they will promptly notify the Facility Agent of the terms of the instructions;

(vi)	they will not set off against any sum recoverable in respect of a claim relating to the Vessel owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Vessel or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(vii)	they will arrange for a separate policy to be issued in respect of the Vessel owned by that Borrower forthwith upon being so requested by the Facility Agent.

23.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Vessel owned by it is entered provide the Security Agent with:

(a)	a certified copy of the certificate of entry for that Vessel;

(b)	a letter or letters of undertaking in such form as may be required by the Facility Agent acting on the instructions of Majority Lenders; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Vessel.

23.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Brokers through which the insurances are effected or renewed.

23.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Facility Agent or the Security Agent.

23.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

23.11	Compliance with terms of insurances

(a)	No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

(b)	Without limiting paragraph (a) above, each Borrower shall:

(i)	take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 23.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Facility Agent has not given its prior approval;

(ii)	not make any changes relating to the classification or classification society or manager or operator of the Vessel owned by it unless approved by the underwriters of the obligatory insurances;

(iii)	make (and promptly supply copies to the Facility Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Vessel owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)	not employ the Vessel owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

23.12	Alteration to terms of insurances

No Borrower shall make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.

23.13	Settlement of claims

Each Borrower shall:

(a)	not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and

(b)	do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

23.14	Provision of copies of communications

Each Borrower shall provide the Security Agent, at the time of each such communication, with copies of all written communications between that Borrower and:

(a)	the Approved Brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters,

which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

23.15	Provision of information

Each Borrower shall promptly provide the Facility Agent (or any persons which it may designate) with any information which the Facility Agent (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 23.16 (Mortgagee’s interest, additional perils and mortgagee’s rights insurances) or dealing with or considering any matters relating to any such insurances, and the Borrowers shall, forthwith upon demand, indemnify the Facility Agent in respect of all fees and other expenses incurred by or for the account of the Facility Agent in connection with any such report as is referred to in paragraph (a) above.

23.16	Mortgagee’s interest, additional perils and mortgagee’s rights insurances

The Security Agent shall be entitled from time to time to effect, maintain and renew:

(a)	a mortgagee’s interest insurance in an amount not less than 120 per cent. of the Loan;

(b)	a mortgagee’s interest additional perils insurance in an amount not less than 120 per cent. of the Loan;

(c)	a mortgagee’s rights insurance in an amount not less than 120 per cent. of the Loan,

and the Borrowers shall upon demand fully indemnify the Finance Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

24	SHIPBUILDING CONTRACT AND ACCEPTABLE CHARTER UNDERTAKINGS

24.1	General

The undertakings in this Clause 24 (Shipbuilding Contract and Acceptable Charter Undertakings) remain in force throughout the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

24.2	No variation, release etc.

No Borrower shall, whether by a document, by conduct, by acquiescence or in any other way:

(a)	vary the Acceptable Charter(s) to which it is a party in any material respect; or

(b)	release, waive, suspend, subordinate or permit to be lost or impaired any interest or right of any kind which that Borrower has at any time to, in or in connection with the Acceptable Charter(s) to which it is a party or in relation to any matter arising out of or in connection with it.

24.3	No assignment etc.

No Borrower shall assign, novate, transfer or dispose of any of its rights or obligations under the Acceptable Charter(s) to which it is a party save as provided under the Finance Documents.

25	POST-DELIVERY VESSEL UNDERTAKINGS

25.1	General

The undertakings in this Clause 25 (Post-Delivery Vessel Undertakings) remain in force on and from the Delivery Date of each Vessel and throughout the rest of the Security Period except as the Facility Agent, acting with the authorisation of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.

25.2	Vessel’s names and registration

Each Borrower shall, in respect of the Vessel owned by it:

(a)	keep that Vessel registered in its name under the Approved Flag from time to time at its port of registration;

(b)	not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperilled; and

(c)	not change the name of that Vessel without prior notification to, and consent of, the Facility Agent.

25.3	Repair and classification

Each Borrower shall keep the Vessel owned by it in a good and safe condition and state of repair:

(a)	consistent with first class ship ownership and management practice; and

(b)	so as to maintain the Approved Classification free of overdue recommendations and conditions affecting that Vessel’s class.

25.4	Classification society undertaking

Each Borrower shall instruct (by sending a letter in the form set out in Part A of Schedule 9 (Classification Society Undertaking) the Approved Classification Society and procure that the Approved Classification Society undertakes with the Security Agent by entering into an undertaking in the form set out in Part B of Schedule 9 (Classification Society Undertaking):

(a)	to send to the Security Agent, following receipt of a written request from the Security Agent, certified true copies of all original class records held by the Approved Classification Society in relation to that Vessel;

(b)	to allow the Security Agent (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and its Vessel either (i) electronically (through the Approved Classification Society directly or by way of indirect access via that Borrower’s account manager and designating the Facility Agent as a user or administrator of the system under its account) or (ii) at the offices of the Approved Classification Society (or via electronic access) and to take copies of them;

(c)	to notify the Security Agent immediately in writing (at DVB Insurance Department – Shipping & Offshore Credit, DVB Bank SE, WTC Schiphol Tower F 6th Floor, Schiphol Boulevard 255, 1118 BH Schiphol, The Netherlands, Tel +31 88 399 7947 , Mobile +31 6 4629 5224, Fax +31 88 399 8147, D-InsuranceDept@dvbbank.com and techcom@dvbbank.com) if the Approved Classification Society:

(i)	receives notification from any Borrower or any person that its Vessel’s Approved Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Vessel’s class under the rules or terms and conditions of that Borrower or that Vessel’s membership of the Approved Classification Society;

(d)	following receipt of a written request from the Security Agent:

(i)	to confirm that each Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)	to confirm that a Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Security Agent in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

25.5	Modifications

No Borrower shall make any modification or repairs to, or replacement of, the Vessel owned by it or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Vessel or materially reduce its value.

25.6	Removal and installation of parts

(a)	Subject to paragraph (b) below, no Borrower shall remove any material part of the Vessel owned by it, or any item of equipment installed on that Vessel unless:

(i)	the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;

(ii)	the replacement part or item is free from any Security in favour of any person other than the Security Agent; and

(iii)	the replacement part or item becomes, on installation on that Vessel, the property of that Borrower and subject to the security constituted by the First Mortgage on that Vessel and any relevant First Deed of Covenant.

(b)	A Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Vessel owned by that Borrower.

25.7	Surveys

Each Borrower shall submit the Vessel owned by it regularly to all periodic or other surveys which may be required for classification purposes and, if so required by the Facility Agent acting on the instructions of the Majority Lenders, provide the Facility Agent, with copies of all survey reports.

25.8	Inspection

Each Borrower shall permit the Security Agent (acting through surveyors or other persons appointed by it for that purpose) to board the Vessel owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections provided that such technical survey shall not interfere with the ordinary trading of the Ship owned by it (unless an Event of Default is in existence at the relevant time).

25.9	Prevention of and release from arrest

(a)	Each Borrower shall, in respect of the Vessel owned by it, promptly discharge:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against that Vessel, its Earnings or its Insurances;

(ii)	all Taxes, dues and other amounts charged in respect of that Vessel, its Earnings or its Insurances; and

(iii)	all other outgoings whatsoever in respect of that Vessel, its Earnings or its Insurances.

(b)	Each Borrower shall immediately and, forthwith upon receiving notice of the arrest of the Vessel owned by it or of its detention in exercise or purported exercise of any lien or claim, procure its release by providing bail or otherwise as the circumstances may require.

25.10	Compliance with laws etc.

Each Borrower shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to the Vessel owned by it, its ownership, employment, operation, management and registration,

including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals;

(c)	without limiting paragraph (a) above, not employ the Vessel owned by it nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions; and

(d)	not appoint any manager or agent to manage the Vessel owned by it unless such party undertakes to procure that any agreement entered into relating to the management, employment or operation of that Vessel contains a clause in which the counterparty undertakes to comply with all Sanctions.

25.11	ISPS Code

Without limiting paragraph (a) of Clause 25.10 (Compliance with laws etc.), each Borrower shall:

(a)	procure that the Vessel owned by it and the company responsible for that Vessel’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain an ISSC for that Vessel; and

(c)	notify the Facility Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

25.12	Trading in war zones

In the event of hostilities in any part of the world (whether war is declared or not), no Borrower shall cause or permit any Vessel owned by it to enter or trade to any zone which is declared a war zone by any government or by that Vessel’s war risks insurers unless:

(a)	the prior written consent of the Security Agent acting on the instructions of the Majority Lenders has been given; and

(b)	that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Agent acting on the instructions of the Majority Lenders may require.

25.13	Provision of information

Without prejudice to Clause 20.5 (Information: miscellaneous) each Borrower shall in respect of the Vessel owned by it promptly provide the Facility Agent with any information which it requests regarding:

(a)	that Vessel, its employment, position and engagements;

(b)	its Earnings and payments and amounts due to its master and crew;

(c)	any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Vessel and any payments made by it in respect of that Vessel;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager’s compliance and the compliance of that Vessel with the ISM Code and the ISPS Code,

and, upon the Facility Agent’s request, provide copies of any current Charter relating to that Vessel, of any Charter Guarantee, that Vessel’s Safety Management Certificate and any relevant Document of Compliance.

25.14	Notification of certain events

Each Borrower shall, in respect of the Vessel owned by it, immediately notify the Facility Agent by fax, confirmed forthwith by letter, of:

(a)	any casualty to that Vessel which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which that Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requisition of that Vessel for hire;

(d)	any requirement or recommendation made in relation to that Vessel by any insurer or classification society or by any competent authority which is not immediately complied with;

(e)	any arrest or detention of that Vessel, any exercise or purported exercise of any lien on that Vessel or its Earnings or any requisition of that Vessel for hire;

(f)	any unscheduled dry docking of that Vessel;

(g)	any Environmental Claim made against that Borrower or in connection with that Vessel, or any Environmental Incident;

(h)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with that Vessel; or

(i)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and each Borrower shall keep the Facility Agent advised in writing on a regular basis and in such detail as the Facility Agent shall require as to that Borrower’s, any such Approved Manager’s or any other person’s response to any of those events or matters.

25.15	Restrictions on chartering, appointment of managers etc.

No Borrower shall, in relation to the Vessel owned by it:

(a)	let that Vessel on demise charter for any period;

(b)	enter into any time, voyage or consecutive voyage charter in respect of the Vessel other than a Permitted Charter, the relevant Acceptable Charter and any Assignable Charter provided that a First Charterparty Assignment has been executed in respect of that Acceptable Charter or Assignable Charter and the Facility Agent has received documents and other evidence of the type referred to in Clauses 1 and 2 of Part A of Schedule 3 (Conditions Precedent and Subsequent) in all respects satisfactory to the Facility Agent;

(c)	change in a material respect, cancel or terminate (or purport to so change, cancel or terminate) the relevant Acceptable Charter or any Permitted Charter which has a duration of 13 months or more or any Assignable Charter or any Charter Guarantee in respect of such a Charter;

(d)	cancel or terminate a Management Agreement;

(e)	appoint a manager of that Vessel other than an Approved Manager;

(f)	de activate or lay up the Vessel; or

(g)	put the Vessel into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $750,000 (or the equivalent in any other currency) unless the relevant Borrower has exercised reasonable endeavours to ensure that that person has first given to the Security Agent and in terms satisfactory to it a written undertaking not to exercise any lien on that Vessel or its Earnings for the cost of such work or for any other reason.

25.16	Notice of First Mortgage

Each Borrower shall keep the relevant First Mortgage registered against the Vessel owned by it as a valid first priority or preferred (as the case may be) mortgage, carry on board that Vessel a certified copy of the relevant First Mortgage and place and maintain in a conspicuous place in the navigation room and the master’s cabin of the Vessel a framed printed notice stating that that Vessel is mortgaged by that Borrower to the Security Agent.

25.17	Sharing of Earnings

No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings other than any profit sharing arrangements on arm’s length terms.

25.18	Notification of compliance

Each Borrower shall promptly provide the Facility Agent from time to time with evidence (in such form as the Facility Agent requires) that it is complying with this Clause 25 (Post-Delivery Vessel Undertakings).

25.19	Nuclear materials

No Borrower shall permit the Vessel owned by it to carry any nuclear material or any nuclear waste.

26	SECURITY COVER

26.1	Minimum required security cover

(a)	Clause 26.2 (Provision of additional security; prepayment) applies if at any time during the Security Period the Facility Agent notifies the Borrowers that:

(i)	the aggregate Market Value of the Vessels then subject to a First Mortgage; plus

(ii)	the net realisable value of additional Security previously provided under this Clause 26.1 (Minimum required security cover),

divided by the Loan is below the Relevant Percentage.

(b)	In this Clause 25.1, “Relevant Percentage” means:

(i)	until the second anniversary of the first Drawdown Date, 120 per cent.; and

(ii)	on and from the second anniversary of the first Drawdown Date, at any time thereafter, 130 per cent.

26.2	Provision of additional security; prepayment

(a)	If the Facility Agent serves a notice on the Borrowers under Clause 26.1 (Minimum required security cover), the Borrowers shall, on or before the date falling one Month after the date (the “Prepayment Date”) on which the Facility Agent’s notice is served, prepay such part of the Loan as shall eliminate the shortfall.

(b)	A Borrower may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security (including, without limitation, the Collateral Finance Documents) which, in the opinion of the Facility Agent acting on the instructions of the Majority Lenders:

(i)	has a net realisable value at least equal to the shortfall; and

(ii)	is documented in such terms as the Facility Agent may approve or require (it being agreed that the Security constituted by the Collateral Finance Documents satisfies the requirements of this sub-paragraph (ii)), before the Prepayment Date; and provided that such security is provided in such manner, it shall satisfy such prepayment obligation.

26.3	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 26.2 (Provision of additional security; prepayment) and which consists of Security over:

(a)	the Collateral Vessels shall be the aggregate of their Market Values after deducting the Required Security Amount (as such term is defined in the Collateral Loan Agreement);

(b)	any other vessel shall be the Market Value of the vessel concerned after deducting the amount of any indebtedness (other than Secured Liabilities) which is secured by Security over that vessel.

26.4	Valuations binding

Any valuation under this Clause 26 (Security Cover) shall be binding and conclusive as regards each Borrower.

26.5	Provision of information

(a)	Each Borrower shall promptly provide the Facility Agent and any shipbroker acting under this Clause 26 (Security Cover) with any information which the Facility Agent or the shipbroker may request for the purposes of the valuation.

(b)	If a Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Facility Agent considers prudent.

26.6	Prepayment mechanism

Any prepayment pursuant to Clause 26.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.3 (Voluntary prepayment of Loan).

26.7	Provision of valuations

(a)	The Facility Agent shall be entitled to test the security requirements under Clause 26.1 (Minimum required security cover) by reference to valuations in respect of each Vessel from the required number of Approved Valuers quarterly.

(b)	The Facility Agent shall at the request of the Lenders additionally be entitled to test the security cover requirement under Clause 26.1 (Minimum required security cover) by reference to a valuation in respect of each Vessel from the required number of Approved Valuers at any time and each such valuation shall be at the expense of the Lenders except where the Borrowers are by means of such valuation(s) shown to be in breach of Clause 26.1 (Minimum required security cover).

(c)	Subject to paragraph (d) below, the Market Value of each Vessel shall be determined by reference to one valuation of that Vessel as given by an Approved Valuer selected and appointed by the Borrowers.

(d)	If requested by the Facility Agent in relation to paragraph (c) above, a second Approved Valuer shall be selected and appointed by the Facility Agent, and the Market Value of that Vessel shall be the arithmetic average of the two valuations.

(e)	If one valuation in respect of a Vessel obtained pursuant to paragraphs (c) and (d) above differs by at least 10 per cent. from the other valuation, then a third valuation for that Vessel shall be obtained from an Approved Valuer selected and appointed by the Facility Agent, and the Market Value of that Vessel shall be the arithmetic average of the three valuations.

(f)	The Facility Agent may at any time after an Event of Default has occurred and is continuing obtain valuations of a Vessel and any other vessel over which additional security has been created in accordance with Clause 26.2 (Provision of additional security; prepayment) from Approved Valuers to enable the Facility Agent to determine the Market Values of each Vessel and any other vessel.

(g)	The valuations referred to in paragraph (a), (b), (c), (d), (e) and (f) above shall be obtained at the cost and expense of the Borrowers (except where specified in paragraph (b) above) and the Borrowers shall within three Business Days of demand by the Facility Agent pay to the Facility Agent all costs and expenses incurred by it in obtaining any such valuation.

27	APPLICATION OF EARNINGS

27.1	Payment of Earnings

Each Borrower shall ensure that, subject only to the provisions of the General Assignment to which it is a party, all the Earnings in respect of the Vessel owned by it are paid to its Earnings Account.

27.2	Location of Accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Facility Agent as to the location or relocation of its Earnings Account; and

(b)	execute any documents which the Facility Agent specifies to create or maintain in favour of the Security Agent Security over (and/or rights of set-off, consolidation or other rights in relation to) its Earnings Account.

28	EVENTS OF DEFAULT

28.1	General

Each of the events or circumstances set out in this Clause 28 (Events of Default) is an Event of Default except for Clause 28.20 (Acceleration) and Clause 28.21 (Enforcement of security).

28.2	Non-payment

A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.

28.3	Specific obligations

A breach occurs of Clause 4.6 (Waiver of conditions precedent), Clause 21 (Financial Covenants), Clause 22.9 (Title), Clause 22.10 (Negative pledge), Clause 22.20 (Unlawfulness, invalidity and ranking; Security imperilled), Clause 23.2 (Maintenance of obligatory insurances), Clause 23.3 (Terms of obligatory insurances), Clause 23.5 (Renewal of obligatory insurances) or Clause 26 (Security Cover).

28.4	Other obligations

(a)	A Transaction Obligor does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 28.2 (Non-payment) and Clause 28.3 (Specific obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen days of the Facility Agent giving notice to the Borrowers or (if earlier) any Transaction Obligor becoming aware of the failure to comply.

28.5	Misrepresentation

Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

28.6	Cross default

(a)	Any Financial Indebtedness of any Transaction Obligor is not paid when due nor within any applicable grace period.

(b)	Any Financial Indebtedness of any Transaction Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described) unless the Transaction Obligor is contesting the declaration of an event of default or of the Financial Indebtedness becoming due and payable in good faith and on substantial grounds by appropriate proceedings and adequate reserves (in the reasonable opinion of the Facility Agent) have been set aside for its payment if such proceedings fail.

(c)	Any commitment for any Financial Indebtedness of any Transaction Obligor is cancelled or suspended by a creditor of any Transaction Obligor as a result of an event of default (however described).

(d)	Any creditor of any Transaction Obligor becomes entitled to declare any Financial Indebtedness of any Transaction Obligor due and payable prior to its specified maturity as a result of an event of default (however described) unless the Transaction Obligor is contesting the declaration of an event of default or of the Financial Indebtedness becoming due and payable in good faith and on substantial grounds by appropriate proceedings and adequate reserves (in the reasonable opinion of the Facility Agent) have been set aside for its payment if such proceedings fail.

(e)	No Event of Default will occur under this Clause 28.6 (Cross default) in respect of a person other than the Borrowers if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent in any other currency).

28.7	Insolvency

(a)	A Transaction Obligor:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law; or

(iii)	suspends or threatens to suspend making payments on any of its debts.

(b)	A moratorium is declared in respect of any indebtedness of any Transaction Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

28.8	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Transaction Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Transaction Obligor;

(iii)	the appointment of a liquidator receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Transaction Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Transaction Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

28.9	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Transaction Obligor.

28.10	Ownership of the Obligors

A “Change of Control” (as defined in the Secured Indenture) occurs or the “Permitted Holder” (as defined in the Secured Indenture) owns less than 20% of the issued share capital of the Corporate Guarantor.

28.11	Unlawfulness, invalidity and ranking

(a)	It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.

(b)	Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable.

(c)	Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than a Finance Party) to be ineffective.

(d)	Any Transaction Security proves to have ranked after, or loses its priority to, any other Security unless by operation of law.

28.12	Security imperilled; flag instability

(a)	Any Security created or intended to be created by a Finance Document is in any way imperilled or in jeopardy.

(b)	The state of the Approved Flag of a Vessel is or becomes involved in hostilities or civil war or there is a seizure of power in such state by unconstitutional means, or any other event occurs in relation to a Vessel, a First Mortgage or the Approved Flag and in the reasonable opinion of the Facility Agent such event is likely to have a Material Adverse Effect unless the Borrowers within 30 days of the occurrence of such event (or such longer period as may be agreed by the Facility Agent acting with the authorisation of the Lenders) re-register the affected Vessel on an alternative flag approved pursuant to Clause 25.2 (Vessel’s names and registration) and subject to:

(i)	that Vessel remaining subject to Security created by a first priority or preferred ship mortgage on that Vessel and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority security) on substantially the same terms as the First Mortgage of that Vessel and if applicable, its First Deed of Covenant and on such other terms and in such other form as the Facility Agent, acting with the authorisation of the Lenders, shall reasonably approve or require; and

(ii)	the execution of such other documentation amending and supplementing the Finance Documents, as the Facility Agent, acting with the authorisation of the Lenders, shall reasonably approve or require.

28.13	Arrest

A Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Borrower which is the owner of that Vessel and such Borrower fails to procure the release of such Vessel within a period of 15 Business Days thereafter (this Clause does not include capture of a Vessel by pirates for up to 12 months unless such capture exceeds 12 months) Provided that relevant underwriters confirm in writing (in customary terms) within 90 days of such Vessel being captured that such capture will be covered by that Borrower’s war risks insurance.

28.14	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

28.15	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.

28.16	Repudiation and rescission of agreements

A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.

28.17	Charter Termination

Any Acceptable Charter is frustrated (except as a result of a Total Loss of the relevant Vessel), terminated (except by mere effluxion of time), cancelled or rescinded or purported to be cancelled or rescinded or the relevant Vessel is withdrawn from service under that Acceptable Charter before its scheduled expiration, unless the Borrower owning the relevant Vessel procures within 30 calendar days after the occurrence of any such event that (i) a substitute Acceptable Charter is entered into in respect of its Vessel, (ii) the rights of the Borrower which is party thereto are assigned to the Security Agent on substantially the same terms as those set out in a First Charterparty Assignment and (iii) that Borrower has provided to the Facility Agent such resolutions and corporate documents evidencing the due execution of such substitute Acceptable Charter and assignment as the Facility Agent may require.

28.18	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

28.19	Material adverse change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

28.20	Acceleration

On and at any time after the occurrence of an Event of Default the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments, whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders,

and the Facility Agent may serve notices under paragraphs (a), (b) and (c) above simultaneously or on different dates and the Security Agent may take any action referred to in Clause 28.21 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.

28.21	Enforcement of security

On and at any time after the occurrence of an Event of Default the Security Agent may, and shall if so directed by the Majority Lenders, take any action which, as a result of the Event of Default or any notice served under Clause 28.20 (Acceleration), the Security Agent is entitled to take under any Finance Document or any applicable law or regulation.

SECTION 9

CHANGES TO PARTIES

29	CHANGES TO THE LENDERS

29.1	Assignments and transfers by the Lenders

Subject to this Clause 29 (Changes to the Lenders), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

29.2	Conditions of assignment or transfer

(a)	The consent of the Borrowers is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund; or

(iii)	made at a time when an Event of Default has occurred.

(b)	The consent of the Borrowers to an assignment or transfer must not be unreasonably withheld or delayed. The Borrowers will be deemed to have given their consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrowers within that time.

(c)	The consent of the Borrowers to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to any amount payable under Clause 14.3 (Mandatory Cost).

(d)	An assignment will only be effective on:

(i)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Creditor Parties as it would have been under if it were an Original Lender; and

(ii)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 29.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities) or under that clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

29.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of $5,000.

29.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Transaction Obligor;

(iii)	the performance and observance by any Transaction Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Creditor Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Transaction Obligor and its related entities throughout the Security Period.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Obligor of its obligations under the Finance Documents or otherwise.

29.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with this Agreement and delivered in accordance with this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Facility Agent, the Security Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Security Agent, the Arranger and the Existing Lenders shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

29.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 29.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 29.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 29.2 (Conditions of assignment or transfer).

29.7	Copy of Transfer Certificate or Assignment Agreement to Borrowers

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrowers a copy of that Transfer Certificate or Assignment Agreement.

29.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 29 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

29.9	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 29.5 (Procedure for transfer) or any assignment pursuant to Clause 29.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	The rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.9 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(c)	In this Clause 29.9 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

30	CHANGES TO THE TRANSACTION OBLIGORS

30.1	Assignment or transfer by Transaction Obligors

No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

30.2	Release of security

(a)	If a disposal of any asset subject to security created by a Security Document is made in the following circumstances:

(i)	the disposal is permitted by the terms of any Finance Document;

(ii)	all the Lenders agree to the disposal;

(iii)	the disposal is being made at the request of the Security Agent in circumstances where any security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document,

the Security Agent may release the asset(s) being disposed of from any security over those assets created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(b)	If the Security Agent is satisfied that a release is allowed under this Clause 30.2 (Release of security) (at the request and expense of the Borrowers) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to enter into any such document. Any release will not affect the obligations of any other Transaction Obligor under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

31	THE FACILITY AGENT AND THE ARRANGER

31.1	Appointment of the Facility Agent

(a)	Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions.

31.2	Instructions

(a)	The Facility Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).

(b)	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Facility Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Facility Agent’s own position in its personal capacity as opposed to its role of Facility Agent for the relevant Finance Parties.

(e)	If giving effect to instructions given by the Majority Lenders would in the Facility Agent’s opinion have an effect equivalent to an amendment or waiver referred to in Clause 43 (Amendments and Waivers), the Facility Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Facility Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion the Facility Agent shall do so having regard to the interests of all the Finance Parties.

(g)	The Facility Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this Clause 31.2 (Instructions), in the absence of instructions, the Facility Agent shall not be obliged to take any action (or refrain from taking action) even if it considers acting or not acting to be in the best interests of the Finance Parties. The Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.

(i)	The Facility Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

31.3	Duties of the Facility Agent

(a)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(c)	Without prejudice to Clause 29.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Transfer Certificate or any Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Facility Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

31.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

31.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Facility Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor the Arranger shall be bound to account to other Finance Party for any sum or the profit element of any sum received by it for its own account.

31.6	Application of receipts

Except as expressly stated to the contrary in any Finance Document, any moneys which the Facility Agent receives or recovers in its capacity as Facility Agent shall be applied by the Facility Agent in accordance with Clause 35.5 (Application of receipts; partial payments).

31.7	Business with the Group

The Facility Agent and the Arranger may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.

31.8	Rights and discretions

(a)	The Facility Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.2 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by a Borrower (other than a Drawdown Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.

(c)	The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be desirable.

(e)	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Facility Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Facility Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger is obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	The Facility Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or the identity of any such Lender for the purpose of sub-paragraph (ii) of paragraph (a) of Clause 10.2 (Market disruption).

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

31.9	Responsibility for documentation

Neither the Facility Agent nor the Arranger is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Arranger, a Transaction Obligor or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party or Creditor Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

31.10	No duty to monitor

The Facility Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Transaction Obligor of its obligations under any Transaction Document; or

(c)	whether any other event specified in any Transaction Document has occurred.

31.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to paragraph (e) of Clause 35.11 (Disruption to Payment Systems etc.) or any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party other than the Facility Agent may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Facility Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Arranger.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

31.12	Lenders’ indemnity to the Facility Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by a Transaction Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Facility Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to an Obligor.

31.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.

(b)	Alternatively, the Facility Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent may appoint a successor Facility Agent.

(d)	If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (c) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 31 (The Facility Agent and the Arranger) and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 14.4 (Indemnity to the Facility Agent) and this Clause 31 (The Facility Agent and the Arranger) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Facility Agent. Any fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (e) above shall be for the account of the Borrowers.

(i)	The consent of the Borrowers (or any other Transaction Obligor) is not required for an assignment or transfer of rights and/or obligations by the Facility Agent.

31.14	Confidentiality

(a)	In acting as Facility Agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by a division or department of the Facility Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Facility Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

31.15	Relationship with the other Finance Parties

(a)	Subject to Clause 29.9 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Finance Party shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Finance Party shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 37.5 (Electronic communication) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and sub-paragraph (ii) of paragraph (a) of Clause 37.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

31.16	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Transaction Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Facility Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(d)	the adequacy, accuracy or completeness of any other information provided by the Facility Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)	the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

31.17	Reference Banks

The Facility Agent shall (if so instructed by the Majority Lenders and in consultation with the Borrowers) replace a Reference Bank with another bank or financial institution.

31.18	Facility Agent’s management time

Any amount payable to the Facility Agent under Clause 14.4 (Indemnity to the Facility Agent), Clause 16 (Costs and Expenses) and Clause 31.12 (Lenders’ indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrowers and the other Finance Parties, and is in addition to any fee paid or payable to the Facility Agent under Clause 11 (Fees).

31.19	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

31.20	Reliance and engagement letters

Each Creditor Party confirms that each of the Arranger and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or the Facility Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

31.21	Full freedom to enter into transactions

Without prejudice to Clause 31.7 (Business with the Group) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Facility Agent shall be absolutely entitled:

(a)	to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Transaction Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Transaction Obligor or any person who is party to, or referred to in, a Finance Document);

(b)	to deal in and enter into and arrange transactions relating to:

(i)	any securities issued or to be issued by any Transaction Obligor or any other person; or

(ii)	any options or other derivatives in connection with such securities; and

(c)	to provide advice or other services to the Borrowers or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Facility Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

31.22	Capital Markets

(a)	For the period between the date of this Facility Agreement and until the Maturity Date should a Borrower or the Corporate Guarantor initiate, engage in, or otherwise enter into any public offering or private placement of any equity or debt securities or a combination thereof, or alternatively should a Borrower or the Corporate Guarantor pursue a structured financing not limited to asset backed securities, (collectively the “Covered Transactions”), then the Borrowers and the Corporate Guarantor will use their best endeavours to retain the Facility Agent or any of its affiliates as a lead underwriter, co-manager, placement agent, or similar role as the case may be, in connection with such Covered Transactions.

(b)	The role of the Facility Agent (or its affiliate as applicable) in such Covered Transactions, which will be subject to an appropriate underwriting or placement agreement based on market terms and conditions, shall be mutually agreeable to the Facility Agent (or its affiliate as applicable) and the Corporate Guarantor, and the Facility Agent (or its affiliate as applicable) shall be entitled to obtain customary fees in connection with such role, which shall be derived on the basis of the transaction economics paid on a per transaction basis.

32	THE SECURITY AGENT

32.1	Trust

(a)	The Security Agent declares that it holds the Security Property on trust for the Creditor Parties on the terms contained in this Agreement and shall deal with the Security Property in accordance with this Clause 32 (The Security Agent) and the other provisions of the Finance Documents.

(b)	Each other Finance Party authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions.

32.2	Parallel Debt (Covenant to pay the Security Agent)

(a)	Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(b)	The Parallel Debt of an Obligor:

(i)	shall become due and payable at the same time as its Corresponding Debt;

(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.

(c)	For purposes of this Clause 32.2 (Parallel Debt (Covenant to pay the Security Agent), the Security Agent:

(i)	is the independent and separate creditor of each Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and

(iii)	shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(d)	The Parallel Debt of an Obligor shall be:

(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and

(ii)	increased to the extent that its Corresponding Debt has increased,

and the Corresponding Debt of an Obligor shall be:

(A)	decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and

(B)	increased to the extent that its Parallel Debt has increased,

in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.

(e)	All amounts received or recovered by the Security Agent in connection with this Clause 32.2 (Parallel Debt (Covenant to pay the Security Agent)) to the extent permitted by applicable law, shall be applied in accordance with Clause 35.5 (Application of receipts; partial payments).

(f)	This Clause 32.2 (Parallel Debt (Covenant to pay the Security Agent)) shall apply, with any necessary modifications, to each Finance Document.

32.3	Enforcement through Security Agent only

The Creditor Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

32.4	Instructions

(a)	The Security Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Facility Agent acting on the instructions of:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties).

(b)	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Facility Agent acting on the instructions of the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Facility Agent acting on the instructions of the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:

(i)	where a contrary indication appears in a Finance Document;

(ii)	where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action;

(iii)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the relevant Creditor Parties.

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:

(A)	Clause 32.28 (Deductions from receipts); and

(B)	Clause 32.29 (Prospective liabilities).

(e)	If giving effect to instructions given by the Facility Agent acting on the instructions of the Majority Lenders would in the Security Agent’s opinion have an effect equivalent to an amendment or waiver referred to in Clause 43 (Amendments and Waivers), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:

(i)	it has not received any instructions as to the exercise of that discretion; or

(ii)	the exercise of that discretion is subject to sub-paragraph (iv) of paragraph (d) above,

the Security Agent shall do so having regard to the interests of all the Creditor Parties.

(g)	The Security Agent may refrain from acting in accordance with any instructions of the Facility Agent acting on the instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(h)	Without prejudice to the remainder of this Clause 32.4 (Instructions), in the absence of instructions, the Security Agent may (but shall not be obliged to) take such action in the exercise of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.

(i)	The Security Agent is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.

32.5	Duties of the Security Agent

(a)	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Security Agent as an agent, trustee or fiduciary of any Transaction Obligor.

(b)	The Security Agent shall not be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account.

32.7	Business with the Group

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.

32.8	Rights and discretions

(a)	The Security Agent may:

(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Facility Agent acting on the instructions of the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Security Agent may assume (unless it has received notice to the contrary in its capacity as security agent for the Creditor Parties) that:

(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and

(iii)	any notice or request made by a Borrower (other than a Drawdown Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.

(c)	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Facility Agent or the Lenders) if the Security Agent in its reasonable opinion deems this to be desirable.

(e)	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Security Agent may disclose to any other Party any information it reasonably believes it has received as security agent under the Finance Documents.

(h)	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)	Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

32.9	Responsibility for documentation

The Security Agent is not responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, the Arranger, a Transaction Obligor or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(c)	any determination as to whether any information provided or to be provided to any Creditor Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.10	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Transaction Obligor of its obligations under any Transaction Document; or

(c)	whether any other event specified in any Transaction Document has occurred.

32.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent or any Receiver or Delegate), none of the Security Agent nor any Receiver or Delegate will be liable for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or

(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party other than the Security Agent, that Receiver or that Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.5 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Security Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Security Agent to carry out:

(i)	any “know your customer” or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party and each Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.

32.12	Lenders’ indemnity to the Security Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the Security Agent, Receiver or Delegate has been reimbursed by a Transaction Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Security Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.

32.13	Resignation of the Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrowers.

(b)	Alternatively, the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Security Agent may appoint a successor Security Agent.

(d)	The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)	The Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the transfer, by way of a document expressed as a deed, of all the Security Property to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged, by way of a document executed as a deed, from any further obligation in respect of the Finance

Documents (other than its obligations under paragraph (b) of Clause 32.24 (Winding up of trust) and paragraph (d) above) but shall remain entitled to the benefit Clause 14.5 (Indemnity to the Security Agent) and this Clause 32 (The Security Agent) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Security Agent. Any fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Borrowers.

(h)	The consent of the Borrowers (or any other Transaction Obligor) is not required for an assignment or transfer of rights and/or obligations by the Security Agent.

32.14	Confidentiality

(a)	In acting as Security Agent for the Finance Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by a division or department of the Security Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Security Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

32.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Transaction Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;

(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and

(e)	the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.

32.16	Security Agent’s management time

(a)	Any amount payable to the Security Agent under Clause 14.5 (Indemnity to the Security Agent), Clause 16 (Costs and Expenses) and Clause 32.12 (Lenders’ indemnity to the Security Agent) shall include the cost of utilising the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent may notify to the Borrowers and the other Finance Parties, and is in addition to any fee paid or payable to the Security Agent under Clause 11 (Fees).

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)	the Security Agent being requested by a Transaction Obligor or the Facility Agent acting on the instructions of the Majority Lenders to undertake duties which the Security Agent and the Borrowers agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or

(iii)	the Security Agent and the Borrowers agreeing that it is otherwise appropriate in the circumstances,

the Borrowers shall pay to the Security Agent any additional remuneration (together with any applicable VAT) that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Security Agent and the Borrowers fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrowers or, failing approval, nominated (on the application of the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrowers) and the determination of any investment bank shall be final and binding upon the Parties.

32.17	Reliance and engagement letters

Each Creditor Party confirms that the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Security Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.18	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Security Assets;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.

32.19	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Security Assets;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Facility Agent acting on the instructions of the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.

32.20	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

32.21	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)	That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Creditor Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of any such delegate or sub delegate.

32.22	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Creditor Parties; or

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrowers and the Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

32.23	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Security Assets and shall not be liable for or bound to require any Transaction Obligor to remedy any defect in its right or title.

32.24	Winding up of trust

If the Security Agent, with the approval of the Facility Agent determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged; and

(b)	no Creditor Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Transaction Obligor pursuant to the Finance Documents, then

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 32.13 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

32.25	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

32.26	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement and the other Finance Documents. Where there are any inconsistencies between (i) the Trustee Acts 1925 and 2000 and (ii) the provisions of this Agreement and any other Finance Document, the provisions of this Agreement and any other Finance Document shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement and any other Finance Document shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000.

32.27	Application of receipts

(a)	Except as expressly stated to the contrary in any Finance Document, any moneys which the Security Agent receives or recovers and which are, or are attributable to, Security Property (for the purposes of this Clause 32 (The Security Agent), the “Recoveries”) shall be transferred to the Facility Agent for application in accordance with Clause 35.5 (Application of receipts; partial payments).

(b)	Paragraph (a) above is without prejudice to the rights of the Security Agent, each Receiver and each Delegate:

(i)	under Clause 14.5 (Indemnity to the Security Agent) or any other indemnity in favour of the Security Agent under the Finance Documents to be indemnified out of the Security Assets; and

(ii)	under any Finance Document to credit any moneys received or recovered by it to any suspense account.

(c)	Any transfer by the Security Agent to the Facility Agent in accordance with paragraph (a) above shall be a good discharge, to the extent of that payment, by the Security Agent.

(d)	The Security Agent is under no obligation to make the payments to the Facility Agent under paragraph (a) of this Clause 32.27 (Application of receipts) in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

32.28	Deductions from receipts

(a)	Before transferring any moneys to the Facility Agent under Clause 32.27 (Application of receipts), the Security Agent may, in its discretion:

(i)	deduct any sum then due and payable under this Agreement or any other Finance Documents to the Security Agent or any Receiver or Delegate and retain that sum for itself or, as the case may require, pay it to another person to whom it is then due and payable;

(ii)	set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(iii)	pay all Taxes which may be assessed against it in respect of any of the Security Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

(b)	For the purposes of sub-paragraph (i) of paragraph (a) above, if the Security Agent has become entitled to require a sum to be paid to it on demand, that sum shall be treated as due and payable, even if no demand has yet been served.

32.29	Prospective liabilities

Following acceleration, the Security Agent may, in its discretion, or at the request of the Facility Agent, hold any Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later payment to the Facility Agent for application in accordance with Clause 35.5 (Application of receipts; partial payments) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent or, in the case of paragraph (b) only, the Facility Agent, reasonably considers, in each case, might become due or owing at any time in the future.

32.30	Investment of proceeds

Prior to the payment of the proceeds of the Recoveries to the Facility Agent for application in accordance with Clause 35.5 (Application of receipts; partial payments) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the payment from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 32.30 (Investment of proceeds).

32.31	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

32.32	Good discharge

Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Facility Agent on behalf of the Creditor Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

32.33	Full freedom to enter into transactions

Without prejudice to Clause 32.7 (Business with the Group) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Security Agent shall be absolutely entitled:

(a)	to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Transaction Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Transaction Obligor or any person who is party to, or referred to in, a Finance Document);

(b)	to deal in and enter into and arrange transactions relating to:

(i)	any securities issued or to be issued by any Transaction Obligor or any other person; or

(ii)	any options or other derivatives in connection with such securities; and

(c)	to provide advice or other services to the Borrowers or any person who is a party to, or referred to in, a Finance Document,

and, in particular, the Security Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters.

33	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34	SHARING AMONG THE FINANCE PARTIES

34.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Transaction Obligor other than in accordance with Clause 35 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due to it under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.5 (Application of receipts; partial payments).

34.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Transaction Obligor and distribute it among the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 35.5 (Application of receipts; partial payments) towards the obligations of that Transaction Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party’s rights

On a distribution by the Facility Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Transaction Obligor, as between the relevant Transaction Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Transaction Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Transaction Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Transaction Obligor.

34.5	Exceptions

(a)	This Clause 34 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Transaction Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

35	PAYMENT MECHANICS

35.1	Payments to the Facility Agent

(a)	On each date on which a Transaction Obligor or a Lender is required to make a payment under a Finance Document, that Transaction Obligor or Lender shall make an amount equal to such payment available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Facility Agent) and with such bank as the Facility Agent, in each case, specifies.

35.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to a Transaction Obligor) and Clause 35.4 (Clawback and pre-funding) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London), as specified by that Party or, in the case of the Advance, to such account of such person as may be specified by the Borrowers in the Drawdown Request.

35.3	Distributions to a Transaction Obligor

The Facility Agent may (with the consent of the Transaction Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Transaction Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Transaction Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(c)	If the Facility Agent is willing to make available amounts for the account of the Borrowers before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrowers:

(i)	the Borrowers shall on demand refund it to the Facility Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

35.5	Application of receipts; partial payments

(a)	Subject to paragraph (b) below and except as any Finance Document may otherwise provide, any payment that is received or recovered by any Finance Party under, in connection with, or pursuant to any Finance Document shall be paid to the Facility Agent which shall apply the same in the following order:

(i)	first, in or towards payment of any amounts then due and payable under any of the Finance Documents;

(ii)	secondly, in retention by the Security Agent of an amount equal to any amount not then payable under any Finance Document but which the Facility Agent, by notice to the Borrowers and the other Finance Parties, states in its opinion will or may become payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them; and

(iii)	thirdly, any surplus shall be paid to the Borrowers or to any other person who appears to be entitled to it.

(b)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and any other amounts owing to, the Facility Agent, the Security Agent, any Receiver and any Delegate under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due to any Finance Party but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due to any Finance Party but unpaid under the Finance Documents.

(c)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (ii) to (iv) of paragraph (b) above.

(d)	Paragraphs (a), (b) and (c) above will override any appropriation made by a Transaction Obligor.

35.6	No set-off by Transaction Obligors

All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.7	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

35.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrowers); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

35.10	Currency Conversion

(a)	For the purpose of, or pending any payment to be made by any Servicing Party under any Finance Document, such Servicing Party may convert any moneys received or recovered by it from one currency to another, at a market rate of exchange.

(b)	The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

35.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrowers that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11 (Disruption to Payment Systems etc.); and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

36	SET-OFF

A Finance Party may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

37	NOTICES

37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

37.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:

(a)	in the case of the Borrowers, that specified in Schedule 1 (The Parties);

(b)	in the case of each Lender or any other Obligor, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Facility Agent on or before the date on which it becomes a Party;

(c)	in the case of the Facility Agent, that specified in Schedule 1 (The Parties); and

(d)	in the case of the Security Agent, that specified in Schedule 1 (The Parties),

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

37.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to a Servicing Party will be effective only when actually received by that Servicing Party and then only if it is expressly marked for the attention of the department or officer of that Servicing Party specified in Schedule 1 (The Parties) (or any substitute department or officer as that Servicing Party shall specify for this purpose).

(c)	All notices from or to a Transaction Obligor shall be sent through the Facility Agent unless otherwise specified in any Finance Document.

(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

37.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 37.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

37.5	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

37.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation prepared by a translator approved by the Facility Agent and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38	CALCULATIONS AND CERTIFICATES

38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

39	PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Creditor Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance

Document. No election to affirm any Finance Document on the part of a Creditor Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

41	SETTLEMENT OR DISCHARGE CONDITIONAL

Any settlement or discharge under any Finance Document between any Finance Party and any Transaction Obligor shall be conditional upon no security or payment to any Finance Party by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

42	IRREVOCABLE PAYMENT

If the Facility Agent considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to a Finance Party under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

43	AMENDMENTS AND WAIVERS

43.1	Required consents

(a)	Subject to Clause 43.2 (All Lender matters) and Clause 43.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and, in the case of an amendment, the Transaction Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 43 (Amendments and Waivers).

(c)	Without prejudice to the generality of Clause 31.8 (Rights and discretions), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

43.2	All Lender matters

An amendment of or waiver or consent in relation to any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(b)	a postponement to or extension of the date of payment of any amount under the Finance Documents (other than in relation to Clause 7.3 (Voluntary prepayment of Loan) in respect of a prepayment made pursuant to Clause 26.2 (Provision of additional security; prepayment) or Clause 7.4 (Mandatory prepayment on sale or Total Loss);

(c)	a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)	an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the Facility;

(f)	a change to any Transaction Obligor;

(g)	any provision which expressly requires the consent of all the Lenders;

(h)	this Clause 43 (Amendments and Waivers);

(i)	any change to the preamble (Background), Clause 2 (The Facility), Clause 3 (Purpose), Clause 5 (Drawdown), Clause 8 (Interest), paragraph (a) of Clause 26.7 (Provision of valuations), Clause 27 (Application of Earnings), Clause 29 (Changes to the Lenders), Clause 46 (Governing Law) or Clause 47 (Enforcement);

(j)	any release of, or material variation to, any Transaction Security, guarantee, indemnity or subordination arrangement set out in a Finance Document (except in the case of a release of Transaction Security as it relates to the disposal of an asset which is the subject of the Transaction Security and where such disposal is expressly permitted by the Majority Lenders or otherwise under a Finance Document);

(k)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity);

(ii)	the Security Assets; or

(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed,

(except in the case of sub-paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(l)	the release of the guarantee and indemnity granted under Clause 17 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document;

shall not be made, or given, without the prior consent of all the Lenders.

43.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of a Servicing Party or the Arranger (each in their capacity as such) may not be effected without the consent of that Servicing Party or, as the case may be, the Arranger.

44	CONFIDENTIALITY

44.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.2 (Disclosure of Confidential Information) and Clause 44.3 (Disclosure to numbering service providers) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

44.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction including a securitisation under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 31.15 (Relationship with the other Finance Parties);

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation including any applicable data protection laws;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.8 (Security over Lenders’ rights);

(viii)	who is a Party, a member of the Group or any related entity of a Transaction Obligor;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Corporate Guarantor;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors.

44.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Transaction Obligors the following information:

(i)	names of Transaction Obligors;

(ii)	country of domicile of Transaction Obligors;

(iii)	place of incorporation of Transaction Obligors;

(iv)	date of this Agreement;

(v)	Clause 46 (Governing Law);

(vi)	the names of the Facility Agent and the Arranger;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Maturity Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Transaction Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents on behalf of itself and the other Transaction Obligors that none of the information set out in sub-paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

44.4	Entire agreement

This Clause 44 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

44.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

44.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 44.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 44 (Confidentiality).

44.7	Continuing obligations

The obligations in this Clause 44 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

45	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

46	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

47	ENFORCEMENT

47.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)	This Clause 47.1 (Jurisdiction) is for the benefit of the Creditor Parties only. As a result, no Creditor Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Creditor Parties may take concurrent proceedings in any number of jurisdictions.

47.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints HFW Nominees Ltd at its current address at Friary Court, 65 Crutched Friars, London EC3N 2AE, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within seven days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGES

BORROWER

	SIGNED by TODD JOHNSON	)	/s/ Todd Johnson
	duly authorised	)
	for and on behalf of	)
	TRIANGLE SHIPPING CORPORATION	)
	in the presence of:	)

	Witness’ signature:	)	/s/ Theocharis Almpanidis
	Witness’ name: Theocharis Almpanidis	)
Witness’ address:	348 Syngrou Avenue	)
Kallithea 176 74)
	Athens	)

	SIGNED by TODD JOHNSON	)	/s/ Todd Johnson
	duly authorised	)
	for and on behalf of	)
	ESMERALDA SHIPPING CORPORATION	)
	in the presence of:	)

	Witness’ signature:	)	/s/ Theocharis Almpanidis
	Witness’ name: Theocharis Almpanidis	)
Witness’ address:	348 Syngrou Avenue	)
Kallithea 176 74)
	Athens	)

CORPORATE GUARANTOR

	SIGNED by TODD JOHNSON	)	/s/ Todd Johnson
	duly authorised	)
	for and on behalf of	)
	NAVIOS MARITIME HOLDINGS INC.	)
	in the presence of:	)

	Witness’ signature:	)	/s/ Theocharis Almpanidis
	Witness’ name: Theocharis Almpanidis	)
Witness’ address:	348 Syngrou Avenue	)
Kallithea 176 74)
	Athens	)

LENDERS

	SIGNED by DAPHNE ELEKTRA ANGELA STAMATOPOULOS	)	/s/ Daphne Elektra Angela Stamatopoulos
	duly authorised	)
	for and on behalf of	)
	DVB BANK SE	)
	in the presence of:	)

	Witness’ signature:	)	/s/ Theocharis Almpanidis
	Witness’ name: Theocharis Almpanidis	)
Witness’ address:	348 Syngrou Avenue	)
Kallithea 176 74)
	Athens	)

ARRANGER

	SIGNED by DAPHNE ELEKTRA ANGELA STAMATOPOULOS	)	/s/ Daphne Elektra Angela Stamatopoulos
	duly authorised	)
	for and on behalf of	)
	DVB BANK SE	)
	in the presence of:	)

	Witness’ signature:	)	/s/ Theocharis Almpanidis
	Witness’ name: Theocharis Almpanidis	)
Witness’ address:	348 Syngrou Avenue	)
Kallithea 176 74)
	Athens	)

FACILITY AGENT

	SIGNED by DAPHNE ELEKTRA ANGELA STAMATOPOULOS	)	/s/ Daphne Elektra Angela Stamatopoulos
	duly authorised	)
	for and on behalf of	)
	DVB BANK SE	)
	in the presence of:	)

	Witness’ signature:	)	/s/ Theocharis Almpanidis
	Witness’ name: Theocharis Almpanidis	)
Witness’ address:	348 Syngrou Avenue	)
Kallithea 176 74)
	Athens	)

SECURITY AGENT

	SIGNED by DAPHNE ELEKTRA ANGELA STAMATOPOULOS	)	/s/ Daphne Elektra Angela Stamatopoulos
	duly authorised	)
	for and on behalf of	)
	DVB BANK SE	)
	in the presence of:	)

	Witness’ signature:	)	/s/ Theocharis Almpanidis
	Witness’ name: Theocharis Almpanidis	)
Witness’ address:	348 Syngrou Avenue	)
Kallithea 176 74)
	Athens	)

ACCOUNT BANK

	SIGNED by DAPHNE ELEKTRA ANGELA STAMATOPOULOS	)	/s/ Daphne Elektra Angela Stamatopoulos
	duly authorised	)
	for and on behalf of	)
	DVB BANK SE	)
	in the presence of:	)

	Witness’ signature:	)	/s/ Theocharis Almpanidis
	Witness’ name: Theocharis Almpanidis	)
Witness’ address:	348 Syngrou Avenue	)
Kallithea 176 74)
	Athens	)